Partners For Growth III, L.P.

and

The entities listed in Schedule 1

and

The entities listed in Schedule 2

Second Deed of Amendment and Restatement - Facility Agreement

Arnold Bloch Leibler

Ref: BNM: DLM 011720976

ABL/2636636v5

THIS DEED is made on 13 February 2013

PARTIES

PARTNERS FOR GROWTH III, L.P.

of 150 Pacific Avenue, San Francisco CA 94111

(“PFG”)

and

THE ENTITIES LISTED IN SCHEDULE 1

(collectively the “Obligors”)

and

THE ENTITIES LISTED IN SCHEDULE 2

(collectively the “Other Noteholders”)

BACKGROUND

A	The Borrower, Guarantors, PFG and the Other Noteholders are parties to the Original Agreement.

B	The parties would like to amend and restate the Original Agreement on the terms of this deed.

AGREED TERMS

1	Definitions and interpretation

1.1	Definitions

A word or phrase (other than one defined in this deed or as otherwise specified) defined in the Restated Agreement has the same meaning in this deed and:

“Effective Date” means the date on which PFG notifies the Borrower in writing that each condition precedent set out in clause 4 of this deed has been satisfied (or waived in writing by PFG).

“Original Agreement” means the Convertible Note Facility Agreement between the Borrower, Guarantors, PFG and the Other Noteholders dated 30 May 2012 as amended from time to time.

“Restated Agreement” means the Original Agreement as amended and restated by this deed, and as set out in schedule 3 to this deed.

1.2	Interpretation

In this deed, unless the context otherwise requires:

(a)	the singular includes the plural and vice versa;

(b)	other grammatical forms of defined expressions have corresponding meanings;

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(c)	a reference to a party to this deed includes that party’s successors and permitted substitutes and assigns;

(d)	a reference to a document or agreement includes that document or agreement as novated, altered, supplemented or replaced; and

(e)	headings are inserted for convenience and do not affect the interpretation of this deed.

2	Amendment and restatement

With effect from the Effective Date, the Original Agreement is amended and restated as set out in schedule 3. The parties acknowledge and agree that the Restated Agreement incorporates certain amendments that have been previously agreed by the parties pursuant to the Amending Deeds and Standstill Letter.

3	Waiver

With effect from the Effective Date, each Noteholder waives for all purposes under the Original Agreement any breach, Event of Default or Potential Event of Default arising under (or as a result of a breach of) the following:

(a)	in relation to the occurrence of the Revenue Amortization Event as set forth in Section 3 of Schedule 1 in respect of:

(i)	the fourth fiscal quarter of the 2011-2012 financial year ending 30 June 2012 (as Revenue for the quarter was less than A$20 million);

(ii)	the first fiscal quarter of the 2012 - 2013 financial year ending 30 September 2012 (as Revenue for the period from 1 April 2012 to 30 September 2012 was less than A$60 million); and

(iii)	the second fiscal quarter of the 2012 - 2013 financial year ending 31 December 2012 (as Revenue for the period from 1 October 2012 to 31 December 2012 was less than A$110 million);

(b)	in relation to the failure by the Borrower to comply with the:

(i)	EBITDA Covenant set forth in Section 2 of Schedule 1 in respect of:

(A)	the fourth fiscal quarter of the 2011-2012 financial year ending 30 June 2012 of EBITDA for the quarter of not less than negative A$2,100,000;

(B)	the first fiscal quarter of the 2012 - 2013 financial year ending 30 September 2012 of EBITDA for the quarter of not less than A$1,000,000; and

(C)	the second fiscal quarter of the 2012 - 2013 financial year ending 31 December 2012 of EBITDA for the quarter of not less than A$1,900,000; and

(ii)	Liquidity Covenant set forth in Section 2 of Schedule 1 in respect of:

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(A)	the fourth fiscal quarter of the 2011-2012 financial year ending 30 June 2012 of Liquidity Ratio greater than 1.1;

(B)	the first fiscal quarter of the 2012 - 2013 financial year ending 30 September 2012 of Liquidity Ratio greater than 1.1; and

(C)	the second fiscal quarter of the 2012 - 2013 financial year ending 31 December 2012 of Liquidity Ratio greater than 1.1;

(c)	the occurrence of an Event of Default under the Westpac Loan Agreement; and

(d)	the failure to pay interest pursuant to Convertible Note Condition 2 in respect of the period beginning 20 July 2012 and ending on 31 December 2012,

whether such Event of Default or Potential Event of Default may have arisen on or before the date of this deed.

4	Conditions precedent

The Effective Date will not take effect until PFG confirms in writing that it has received each of the following, in form and substance satisfactory to it:

(a)	(Representations Letter) an updated Representations Letter which is dated on or around the date of this deed;

(b)	(Appointee) an amount equal to USD$25,000 as a deposit and prepayment on account of any costs or expenses to be incurred by PFG pursuant to Section 6.7 of the Restated Agreement;

(c)	(Outstanding Facility Documents) deliver to PFG:

(i)	the Power of Attorney (authorising Gerald McGowan to sign (A) the First Deed of Amendment and Restatement; (B) Amending Deed - New Convertible Notes; (C) Facility Agreement Accession Deed - Chatham Island Wind Limited; and (D) Security Trust Deed Accession Deed - Chatham Island Wind Limited) executed by Parmac Airconditioning and Mechanical Services Pty Ltd ACN 066 288 202 and Capacitor Technologies Pty Ltd ACN 106 461 385); and

(ii)	the Power of Attorney in respect of the Amending Deed - Brio Convertible Notes authorising Gerald McGowan to sign on behalf of each Obligor;

(d)	(Payment priority) PFG, the Borrower and Washington H. Soul Pattinson and Company Limited agreeing payment priority arrangements in relation to the WHSP Loan in form and substance satisfactory to PFG;

(e)	(Verification Certificate) a completed Verification Certificate in the form of schedule 4 dated not more than 5 Business Days before the date of this deed;

(f)	(Counterpart) a duly executed counterpart of this deed;

(g)	(General Security Deed) the General Security Deed duly up-stamped having regard to the additional Convertible Notes subscribed by Brio Capital, L.P. or, if not duly up-stamped, evidence satisfactory to PFG that it will be duly up-stamped together with sufficient funds to pay any necessary duty;

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(h)	(Title documents) each certificate or acknowledgment of title in respect of any shares which form part of the Secured Property of the Obligors (together with duly executed blank transfer for any such shares in form and substance satisfactory to PFG);

(i)	(Convertible Note Certificate) duly executed Convertible Note Certificates in respect of all Convertible Notes held by the Noteholders (in form and substance satisfactory to PFG); and

(j)	(Constitutions) evidence satisfactory to PFG that the constitution of each Guarantor has been amended so as to provide that the directors of each Guarantor must not refuse to register or suspend the registration of any transfer of shares if:

(i)	the transfer is to a financier (or any nominee of a financier) and the transfer is pursuant to any mortgage, charge or other security interest over the shares (Share Security) or power of attorney granted by a member in favour of the financier; or

(ii)	the transfer is by a financier (or any nominee of a financier) to any third party pursuant to a Share Security following the financier becoming entitled to exercise its rights under that Share Security or power of attorney granted by a member in favour of the financier (or any nominee of a financier).

Each condition in this clause 4 is for the benefit only of PFG and only PFG may waive any such condition in writing.

5	Restructuring Fee

The Borrower shall pay to PFG an extension and standstill fee equal to USD$100,000 by 31 March 2013.

6	Appointee costs

In addition to the payment required under clause 4(b), the Borrower shall pay to PFG by 15 February 2013 an additional amount equal to USD$25,000 as a further deposit and prepayment on account of costs or expenses to be incurred by PFG pursuant to Section 6.7 of the Restated Agreement.

7	New Warrants

The Borrower shall grant to each Noteholder (in their Respective Proportions) within ten (10) days of the Effective Date a warrant in form and substance satisfactory to PFG on the following basis:

(a)	the warrants (Performance Warrants) will be exchangeable or exercisable for an aggregate amount of 46,181,818 Shares of the Borrower (Warrant Shares);

(b)	the Performance Warrants and their convertibility to Warrant Shares will vest (and will only be capable of being exercised or exchanged) on and from 30 June 2013;

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(c)	the number of Performance Warrants and their convertibility to Warrant Shares will be reduced to the extent that the Borrower has affected a redemption of the Convertible Notes by 30 June 2013, on a pro-rata basis. For the avoidance of doubt, and as an example, if 50% of the Face Value of the Notes has been Redeemed on or before 30 June 2013, the reduction in the number of Performance Warrants and their convertibility to Warrant Shares will also be reduced by 50% on 30 June 2013;

(d)	any reduction in the number of Performance Warrants and their convertibility to Warrant Shares in (c) above will be shared by the Noteholders in their Respective Proportions;

(e)	the number of Performance Warrants reduced in accordance with (c) and (d) above will automatically be deemed void and cancelled and will not be capable of being exercised or exchanged into Shares of the Borrower;

(f)	each Performance Warrant will terminate on the date the Noteholder Warrants are due to terminate;

(g)	the Performance Warrants shall have an exercise or exchange price of A$0.0275 Warrant Share but that exercise price shall decrease if the Borrower issues any Equity Securities which allows a person to acquire or hold Shares for a price that is less than the current exercise or exchange price then applicable under the Noteholders’ warrants (in which case the exercise or exchange price for the Noteholders’ warrants will decrease to match the per Share price implied by the Equity Security). “Equity Securities” means any Shares or any security, convertible instrument, warrant, derivative, or right to a person which may result the person being issued or holding Shares and includes, without limitation: (i) any share or right issued pursuant to any employee share option plan (however so described and whether or not such share or right is issued, authorized or reserved); (ii) any convertible debt or instrument; (iii) any options or warrants in respect of Shares; and (iv) any preference shares that are convertible into Shares; and (v) any combination of the above (for example, debt instruments or options that are convertible into preference shares that are convertible themselves into Shares); and

(h)	to the extent that the Borrower is not able to deliver the requisite number of Warrant Shares to the Noteholders following an exercise or exchange of the Performance Warrants, the Borrower shall pay to the Noteholders an amount determined by PFG to equal the Fair Value of the undelivered portion of the Performance Warrant. Such amount shall be payable in cash within 3 Business Days of the date that any failure to deliver the Shares occurs (Relevant Date). The “Fair Value” of the undelivered portion of the warrant will be determined by PFG using Black-Scholes European Option-Pricing Model (Black-Scholes Calculation) with the following assumptions: (A) a risk-free interest rate equal to the Australian Government 5 year coupon bond yield to maturity at the Relevant Date (or as close thereto as practicable), (B) a contractual life of the Warrant equal to the remaining term of the Warrant as of the Relevant Date, (C) an annual dividend yield equal to dividends declared on the underlying Shares during the term of this Warrant (calculated on an annual basis), and (D) a volatility based on the market price of the Shares over the one year period ending on the day prior to the Relevant Date.

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8	Existing Noteholder Warrants

The Borrower shall within ten (10) days of the Effective Date enter into an amendment deed (in form and substance satisfactory to PFG) in respect of each Noteholder Warrant issued on 29 May 2012 in order to:

(a)	amend the Exchange Price (as defined in each Noteholder Warrant) to include the price-reset mechanism contained in clause 7(g); and

(b)	amend the Exchange Price (as defined in each Noteholder Warrant) from A$0.053 to A$0.0275.

9	Default Interest and Fees

(a)	The Obligors acknowledge and agree that as at 31 December 2012, USD$$116,061 of additional default interest has accrued at the Default Rate under the Original Agreement (and the for avoidance of doubt, this amount excludes ordinary interest that has accrued under Note Condition 2.1 in respect of the same period) (Default Interest). The Obligors agree that all such Default Interest will be payable at the end of the PIK Period and until such payment is made, the Default Interest will accrue interest at 15% per annum during the PIK Period, capitalising on the first day of each month (and the Obligors shall pay all accrued or capitalised amounts in respect of the Default Interest at the end of the PIK Period).

(b)	The Obligors and the Noteholders agree that the accrued sum in sub-clause (a) of this clause 9 has not accrued in the Noteholders’ Respective proportions, but as follows:

(i)        USD$91,667 to PFG;

(ii)       USD$18,333 to Sligo; and

(iii)      USD$6,061 to Brio.

10	Remaining provisions unaffected

10.1	Full force and effect

Except as specifically amended by this deed, all other Facility Documents remain in full force and effect.

10.2	Amendments not to affect validity

(a)	Each party agrees that the amendments to the Original Agreement under clause 2 do not affect the validity or enforceability of the Original Agreement or any other Facility Documents to which it is a party.

(b)	Except as expressly provided for in this deed or the Original Agreement or otherwise agreed by PFG in writing, nothing contained in or effected by this document:

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(i)	abrogates, prejudices, diminishes or otherwise adversely affects any power, right, authority, discretion, remedy or obligation of any of the parties under the Original Agreement or the Facility Documents arising before the Effective Date; or

(ii)	discharges, releases or otherwise affects any liability or obligation arising under the Original Agreement or the Facility Documents before the Effective Date.

11	Affirmation

Each Obligor represents and warrants at the date of this deed that:

(a)	all its representations and warranties in the Restated Agreement and the Facility Documents are true and correct and not misleading in any respect; and

(b)	no Event of Default or Potential Event of Default subsists or will result from clause 2 taking effect, having regard for the avoidance of doubt to the amendments to the Original Agreement set out in schedule 2.

12	Facility Document

This deed is a Facility Document.

13	Counterparts

This deed may be executed in any number of counterparts and all counterparts taken together will constitute one instrument.

14	Attorneys

Each person who executes this deed on behalf of a party under a power of attorney warrants that he or she has no notice of the revocation of that power or of any fact or circumstance that might affect his or her authority to execute this deed under that power.

15	Governing Law and Jurisdiction

This deed will be governed by and construed in accordance with the laws in force in the State of Victoria and each party submits to the non-exclusive jurisdiction of the courts of that State.

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SCHEDULE 1 - OBLIGORS

CBD ENERGY LIMITED

ACN 010 966 793

of Suite 2, Level 2, 53 Cross Street, Double Bay NSW 2028

CBD SOLAR PTY LTD

ACN 145 810 126

of 17 Greenfield Street, Banksmeadow NSW 2019

CBD LABS PTY LTD

ACN 130 054 625

of Suite 2, Level 2, 53 Cross Street, Double Bay NSW 2028

PARMAC AIR-CONDITIONING & MECHANICAL SERVICES PTY LTD

ACN 066 288 202

of 15 Terra Cotta Drive, Blackburn VIC 3130

CAPACITOR TECHNOLOGIES PTY LTD

ACN 106 461 385

of Unit 13, 40 Edina Road, Ferntree Gully VIC 3156

ECO-KINETICS PTY LTD

ACN 123 950 256

of Unit 6, Quinns Hill Road East, Stapylton QLD 4207

ECO-KINETICS GROUP PTY LTD

ACN 139 606 072

of Suite 2, Level 2, 53 Cross Street, Double Bay NSW 2028

LARKDEN PTY LTD

ACN 003 998 098

of Suite 2, Level 2, 53 Cross Street, Double Bay NSW 2028

ECO-KINETICS ENERGY SYSTEMS PTY LTD

ACN 127 110 356

of Suite 2, Level 2, 53 Cross Street, Double Bay NSW 2028

CHATHAM ISLAND WIND LIMITED

NZCN 2314725

of Suite 2, Level 2, 53 Cross Street, Double Bay NSW 2028

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SCHEDULE 2 - OTHER NOTEHOLDERS

BRIO CAPITAL, L.P.

of 100 Merrick Road, Suite 401W, Rockville Centre, NY 11570-4800

SLIGO INVESTMENTS LIMITED

c/- Haley &Co 703-704 The Hong Kong Club Building, 3A Chater Road, Central, Hong Kong

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SCHEDULE 3 - RESTATED AGREEMENT

[The Convertible Note Facility Agreement as amended and restated is included in the following pages]

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Partners for Growth

Convertible Note Facility Agreement

Borrower:	CBD Energy Limited ACN 010 966 793 (“Borrower”)
Address:	Suite 2, Level 2, 53 Cross Street, Double Bay NSW 2028

Guarantor:	CBD Solar Pty Ltd ACN 145 810 126
Address:	17 Greenfield Street, Banksmeadow NSW 2019

Guarantor:	CBD Labs Pty Ltd ACN 130 054 625
Address:	Suite 2, Level 2, 53 Cross Street, Double Bay NSW 2028

Guarantor:	Parmac Air-conditioning & Mechanical Services Pty Ltd ACN 066 288 202
Address:	15 Terra Cotta Drive, Blackburn VIC 3130

Guarantor:	Capacitor Technologies Pty Ltd ACN 106 461 385
Address:	Unit 13, 40 Edina Road, Ferntree Gully VIC 3156

Guarantor:	eco-Kinetics Pty Ltd ACN 123 950 256
Address:	Unit 6, Quinns Hill Road East, Stapylton QLD 4207

Guarantor:	eco-Kinetics Group Pty Ltd ACN 139 606 072
Address:	Suite 2, Level 2, 53 Cross Street, Double Bay NSW 2028

Guarantor:	Larkden Pty Ltd ACN 003 998 098
Address:	Suite 2, Level 2, 53 Cross Street, Double Bay NSW 2028

Guarantor:	eco-Kinetics Energy Systems Pty Ltd ACN 127 110 356
Address:	Suite 2, Level 2, 53 Cross Street, Double Bay NSW 2028

Guarantor:	Chatham Island Wind Limited NZCN 2314725
Address:	Suite 2, Level 2, 53 Cross Street, Double Bay NSW 2028

Date:                   May 2012

THIS CONVERTIBLE NOTE FACILITY AGREEMENT (“Agreement”) is entered into on the above date between PARTNERS FOR GROWTH III, L.P. (“PFG”), whose address is 150 Pacific Avenue, San Francisco, CA 94111, each Other Noteholder, the Borrower and the Guarantors whose principal offices are located at the above addresses (“Obligor’s Address”). The Schedules to this Agreement (the “Schedules”) being signed by the parties concurrently, are an integral part of this Agreement. Schedule 2 sets forth the relevant details of the Convertible Notes that are issued by the Borrower and subscribed for by PFG. (Definitions of certain terms used in this Agreement are set forth in Section 7 below.)

1. CONVERTIBLE NOTES.

1.1 Convertible Notes. Each Noteholder will subscribe for and the Borrower will create and issue to each Noteholder its Respective Proportion of the Convertible Notes subject to the terms and conditions contained in this Agreement (and in particular this Section 1 and Schedule 2). For the avoidance of doubt, the obligation of the Noteholders to subscribe for their Respective Proportions of the Convertible Notes are several and not joint obligations.

1.2 Terms of Convertible Notes. All Convertible Notes subscribed for by the Noteholders under this Agreement will be issued on and subject to the terms and conditions contained in this Agreement and the Convertible Note Conditions. Each Convertible Note: (i) is issued at its Face Value; (ii) bears interest under Convertible Note Condition 2; (iii) is convertible into Shares in the manner and at the times provided by Convertible Note Condition 3 but subject to Convertible Note Condition 9; (iv) is redeemable in the manner and at the times provided by Convertible Note Condition 6; and (v) is only transferable in accordance with Convertible Note Condition 7.

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Partners for Growth	Convertible Note Facility Agreement

1.3 Subscription of Convertible Notes. Subject to Section 1.4 and without prejudice to the other conditions to the Convertible Notes set forth in this Agreement, each Noteholder will subscribe for their Respective Proportion of the Convertible Notes on Financial Close by paying to the Borrower the Face Value of their Respective Proportion of the Convertible Notes and the Borrower shall issue to each Noteholder their Respective Proportion of Convertible Notes to the relevant Noteholder.

1.3A Subscription of New Brio Notes. The parties acknowledge and agree that: (i) Brio Capital L.P. subscribed for a further 10 Convertible Notes issued by the Borrower (resulting in a further subscription of USD$100,000) on or around 10 August 2012 (“New Brio Notes”); and (ii) all references to Convertible Notes in this agreement shall include the New Brio Notes and the New Brio Notes rank pari passu in all respects with the Convertible Notes issued by the Borrower on 30 May 2012.

1.4 Conditions Precedent. Each Noteholder’s obligations to subscribe for the Convertible Notes is subject to the satisfaction of the following conditions in form and substance satisfactory to PFG: (A) such documents, and completion of such other matters, as are contemplated in Section 7 of Schedule 1 and otherwise in this Agreement, including without limitation a Compliance Certificate; and (B) the representations and warranties in Section 3 being true in all material respects on the date of Financial Close; and (C) there being no Potential Event of Default or Event of Default that is continuing.

1.5 Not used.

1.6 Not used.

1.7 Fees. Borrower shall pay PFG the fees shown in Section 1 of Schedule 1, which are in addition to all interest and other sums payable to the Noteholders pursuant to this Agreement all of which are not refundable.

1.8 Late Fee. Subject to Convertible Note Condition 2.2, if any payment of accrued interest for any month is not made within three (3) business days after the date it is due, or if any payment of principal or any other payment is not made within three (3) Business Days after the date due, then Borrower shall pay PFG a late payment administrative fee equal to 5% of the amount of such late payment in the first and second instances of late payment and 10% of the amount of each third or more late payment occurring thereafter. The provisions of this paragraph shall not be construed as PFG’s consent to Borrower’s failure to pay any amounts when due, and PFG’s acceptance of any such late payments shall not restrict PFG’s exercise of any rights remedies arising out of any such failure.

1. 9 Purpose. The proceeds from the subscription of all Convertible Notes are to be used by Borrower for: (i) refinancing and repaying all amounts outstanding under the HSBC Loan and part of the Permitted Indebtedness; (ii) payment to Renewable Energy Systems Limited (or its Related Bodies Corporate) in respect of the TaraIga wind farm project; and (iii)general working capital purposes and for any other purpose to which PFG consents (acting reasonably).

1.10 Convertible Note Certificates. Borrower must issue a Convertible Note Certificate to each Noteholder within two Business Days after the date the Noteholder subscribes for the Convertible Notes reflecting the amount of Convertible Notes held by the relevant Noteholder. The Convertible Note Conditions are deemed to be included or endorsed on the Convertible Note Certificate. If the Convertible Note Certificate becomes worn out or defaced, then on production of the Convertible Note Certificate to Borrower, Borrower must cancel it and issue a replacement Convertible Note Certificate. If a Convertible Note Certificate is lost or destroyed, Borrower must issue a duplicate Convertible Note Certificate in its place on application in writing by the relevant Noteholder accompanied by the following: (i) a statutory declaration or such other evidence as Borrower may reasonably require that: (A) the Convertible Note Certificate has been lost or destroyed; and (B) if the Convertible Note Certificate has been lost, proper searches for it have been made; and (ii) a written undertaking that if the original Convertible Note Certificate is found or received by the relevant Noteholder, it will be returned to Borrower.

1.11 Registers. PFG must establish and keep the Convertible Note Register which must record: (i) the name and address of each Noteholder; (ii) the number of Convertible Notes, as applicable, held by each Noteholder; (iii) the date of issue of Convertible Notes held by each Noteholder; and (iv) particulars of any Conversion or Redemption of Convertible Notes held by each Noteholder. Title to Convertible Notes is conclusively evidenced for all purposes by inscription in the Convertible Note Register. A person whose name is entered in the Convertible Note Register in respect of Convertible Notes is the holder of those Convertible Notes and such entry is conclusive evidence that the person named in the Convertible Note Register is the absolute owner of, and holder of title to, the Convertible Notes registered in the name of that person.

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Partners for Growth	Convertible Note Facility Agreement

1.12 Administrator notice. The Borrower shall: (i) notify PFG of the details of all payments of interest or fees in respect of Convertible Notes made to a Noteholder within five (5) Business Days of the Borrower making any such payment; (ii) provide copies to PFG of all Conversion Notices that may be received by the Borrower within five (5) Business Days of the Borrower receiving any Conversion Notice; and (iii) notify PFG of the details of any Conversion effected by the Borrower within five (5) Business Days of issuing or allotting Shares to a Noteholder

2. JOINT AND SEVERAL LIABILITY

2.1 Consideration. Each Guarantor acknowledges that the Noteholders are acting in reliance on the Guarantors incurring obligations and giving rights under this Agreement.

2.2 Convertible Note Guarantee. Each Guarantor unconditionally and irrevocably guarantees payment and performance of the Obligations to the Noteholders. If an Obligor does not pay or perform the Obligations on time and in accordance with the Facility Documents, then each Obligor agrees to pay or perform the Obligations on demand from PFG. A demand may be made at any time and from time to time and whether or not PFG has made a demand on any such Obligor.

2.3 Joint and Several Liability. Each Guarantor acknowledges and agrees that it is entering into this Agreement and incurring all Obligations on a joint and several basis with each other Obligor.

2.4 Indemnity. Each Guarantor unconditionally and irrevocably indemnifies the Noteholders against any liability or loss arising and any Costs a Noteholder suffers or incurs: (i) if an Obligor does not, or is unable to, pay or perform the Obligations in accordance with the Facility Documents; or (ii) if an Obligation an Obligor would otherwise have to pay or perform is found to be void, voidable or unenforceable; or (iii) if an Obligor defaults under this Agreement or any other Facility Document it is a party to; or (iv) in connection with the enforcement, collection or protection of its rights under this Agreement or any other Facility Document. Each Obligor to pay amounts due under this Section 2.4 on demand from PFG.

2.5 Nature of guarantee and indemnity. The guarantee and indemnity in Sections 2.2 and 2.4 is a continuing obligation despite any intervening payment, settlement or other thing and extends to all of the Obligations (as the case may be).

2.6 Reinstatement of rights. Under laws relating to Insolvency, a person may claim that a transaction (including a payment) in connection with a guarantee or indemnity in this Section 2 or the Obligations are void or voidable. If a claim is made and upheld, conceded or comprised, then: (i) the Noteholders are immediately entitled as against each Obligor to the rights in respect of the Obligations to which they were entitled immediately before the transaction; and (ii) on request from PFG, each Obligor agrees to do anything (including signing any document) which is requested by PFG (acting reasonably) to restore to the Noteholders any Security held by them immediately before the transaction. Each Obligor’s obligations under this Section 2.6 are continuing obligations, independent of the Borrower’s or any other Obligor’s other obligations under the guarantee and indemnity in this Section 2 and continue after this guarantee and indemnity ends.

2.7 Rights of the Finance Parties are protected. Rights given to the Noteholders under the guarantee and indemnity in this Section 2 and the joint and several liability of the Obligors are not affected by any act or omission or any other thing which might otherwise affect them under law or otherwise. For example, those rights and liabilities are not affected by: (i) any act or omission: (A) varying or replacing in any way and for any reason any agreement or arrangement under which the Obligations are expressed to be owing (such as by adding, replacing or changing the purpose of any financial accommodation provided by a Facility Document, increasing the Credit Limit or extending the term of any financial accommodation including in connection with a restructuring or refinancing of the Obligations or substituting the Noteholders for a subsequent financier) requiring performance; (B) releasing an Obligor or giving an Obligor a concession (such as more time to pay); (C) releasing any person who gives a guarantee or indemnity in connection with any of the Obligors’ obligations; (D) releasing, losing the benefit of, or not obtaining any Security Interest or negotiable instrument; (E) by which a person becomes an Obligor after the date of this guarantee and indemnity; (F) by which the obligations of any person who guarantees any of the Obligations (including under this guarantee) may not be enforceable; (G) by which any person who was intended to guarantee any of the Obligations does not do so, or does not do so effectively; (H) by which a person who is a co-surety or co-indemnifier for payment of the Obligations is discharged under an agreement or by operation of law; or (I) by which any Security Interest which could be registered is not registered; (ii) a person dealing in any way with a Security Interest, guarantee, indemnity, judgment or negotiable instrument; (iii) the Insolvency of any person including an Obligor; (iv) changes in the membership, name or business of any person; (v) acquiescence or delay by PFG or any other person; or (vi) an assignment of rights in connection with the Obligations.

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Partners for Growth	Convertible Note Facility Agreement

2.8 Borrower’s rights are suspended. As long as there are any Obligations (or any other amounts secured by any Security Interest that secures amounts including the Obligations), no Obligor may, without PFG’s consent: (i) reduce its liability under this Agreement or the guarantee and indemnity in this Section 2 by claiming that it or an Obligation or any other person has a right of set-off or counterclaim against PFG; or (ii) exercise any legal right to claim to be entitled to the benefit of another guarantee, indemnity, or Security Interest that secures amounts or obligations, including the Obligations, or any other amount payable or obligation to be performed under this Agreement. (For example, an Obligor may not try to enforce or require the enforcement of any Security Interest PFG has taken that secures amounts or Obligations); or (iii) claim an amount from another Obligor under a right of indemnity or contribution; or (iv) claim an amount in the Insolvency of another Borrower.

2.9 Borrower’s right of proof limited. Each Obligor agrees not to exercise a right of proof after an event occurs relating to the Insolvency of another Obligor or another guarantor of the Obligations independently of any attorney appointed under this Agreement.

2.10 No set-off against assignees. If PFG or any Other Noteholder assigns or otherwise deals with its rights under this Agreement, each Obligor may not claim against any assignee (or any other person who has an interest in this guarantee) any right of set-off or other right the Obligor has against PFG or any Other Noteholder other than payments in accordance with the Facility Documents having discharged its obligation to pay that amount.

2.11 Suspense account. If an Event of Default is subsisting, a Noteholder may place in a suspense account any payment they receive from an Obligor for as long as it thinks prudent (acting reasonably) and need not immediately apply it towards satisfying its Relevant Proportions of Obligations (so long as such amount is ultimately deemed an amount received towards satisfying the Obligations at the time of receipt or returned to the Borrower).

2.12 Right to prove. Each Obligor irrevocably appoints PFG and each of its Officers individually as its attorney (and agrees to formally approve all action taken by an attorney) to: (i) do anything which an Obligor may lawfully do to exercise their right of proof after an event relating to Insolvency occurs in respect of the Borrower or any Guarantor. (These things may be done in the relevant Obligor’s name or the attorney’s name and they include signing and delivering documents, taking part in legal proceedings and receiving any dividend arising out of the right of proof); and (ii) delegate its powers (including this power) and may revoke a delegation; and (iii) exercise its powers even if this involves a conflict of duty and even if it has a personal interest in doing so. The attorney need not account to any Obligor for any dividend received on exercising the right of proof under Section 2.12(i) except to the extent that any dividend remains after PFG has received repayment and performance of all of the Obligations.

3. REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF BORROWER.

In order to induce the Noteholders to enter into this Agreement and to subscribe for the Convertible Notes, each Obligor represents and warrants to the Noteholders as follows, and each Obligor covenants to procure that the following will continue to be true (except to the extent expressly made or expressly deemed to be made as of a specific date) and that it will at all times comply with all of the following covenants, throughout the term of this Agreement and thereafter until all Obligations have been paid and performed in full:

3.1 Corporate Existence and Authority. Each Obligor is and will continue to be, duly organized, validly existing under the Corporations Act or such other corporate legislation applicable in its jurisdiction and is a corporation as that expression is defined in the Corporations Act having limited liability, registered (or taken to be registered) in good standing under the laws of the jurisdiction of its formation. Each Obligor is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by an Obligor of this Agreement, and all other documents contemplated hereby: (i) have been duly and validly authorized; (ii) constitute legal, valid and binding obligations and are enforceable against it in accordance with their terms (except as enforcement may be subject to any necessary stamping, registration or laws relating to creditors’ rights generally); (iii) do not violate its Constitutional Documents; (iv) do not violate any law or any agreement or instrument of the Obligor or relating to its property if such violation would result in a Material Adverse Change; and (v) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument of the Obligor or relating to its property.

3.2 Name; Trade Names and Styles. As of the date hereof, the name of each Obligor set forth in the heading to this Agreement is its correct name, as registered (or taken to be registered) under the Corporations Act or such other corporate legislation applicable in its jurisdiction. Listed in the Representations Letter are all prior names of each Obligor and all of the Obligor’s present and prior trade names as of the date hereof. Each Obligor shall give PFG 30 days’ prior written notice before changing its name or doing business under any other name and the Representations Letter shall be deemed to be amended to reflect such change. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name (a name other than its legal name), if applicable to an Obligor.

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Partners for Growth	Convertible Note Facility Agreement

3.3 Place of Business; Location of Secured Property. As of the date hereof, the relevant address set forth in the heading to this Agreement is the relevant Obligor’s principal business office. In addition, as of the date hereof, each Obligor has places of business and Secured Property that is located only at the locations set forth in the Representations Letter (other than sales offices at which not more than a total of A$200,000 fair market value of Equipment (per office) is located). Each Obligor will give PFG at least 10 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Secured Property to a location other than another Obligor’s Address or one of the locations set forth in the Representations Letter, except that an Obligor may open and maintain sales offices in the ordinary course of business at which not more than a total of A$200,000 fair market value of Equipment (per office) is located and the Representations Letter shall be amended to reflect such change.

3.4 Title to Secured Property; Perfection; Permitted Security Interests.

(a) Each Obligor is now, and will at all times in the future be, the sole owner of the Secured Property under any Security given by it. The Secured Property now is and will remain free and clear of any and all Security Interests, except for Permitted Security Interests. Following completion of this Agreement and the Facility Documents, PFG (as trustee under the Security Trust Deed) will, and will continue to have, a first-priority perfected and enforceable security interest in all of the Secured Property, subject only to the Permitted Security Interests, and Borrower will at all times defend PFG and the Secured Property against all other Security Interests, other than Permitted Security Interests.

(b) Borrower has set forth in the Representations Letter all of the Deposit Accounts, and Borrower will give PFG three (3) Business Days written notice before establishing any new Deposit Accounts.

(c) In the event that an Obligor shall at any time after the date hereof have any commercial tort claims against others, which it is asserting, and in which the potential recovery exceeds A$250,000, Borrower shall promptly notify PFG thereof in writing and provide PFG with such information regarding the same as PFG shall reasonably request (unless providing such information would waive the Borrower’s attorney-client privilege). Any Obligor is permitted to take all necessary urgent or ex parte action it sees fit in relation to any such claim so as to preserve and protect the nature of the claim without providing notification to PFG under this Section 3.4(c) provided that: (i) notice is provided to PFG as soon as is reasonably practicable and in any event with in three (3) Business Days of any such action being taken; and (ii) any indemnity for costs or undertaking as to damages that is required to be given by Borrower in relation to such action is not expected to exceed A$250,000.

(d) No non-trivial Secured Property now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. No Obligor is and, without PFG’s consent, no Obligor will become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any non-trivial amount of Secured Property and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair an Obligor’s right to remove any such Secured Property from the leased premises. Whenever any Secured Property is located upon premises in which any third party has an interest, Borrower shall, whenever requested by PFG, use commercially reasonable efforts to cause such third party to execute and deliver to PFG, in form reasonably acceptable to PFG, such waivers and subordinations as PFG shall specify (acting reasonably). The Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Secured Property now or in the future may be located.

3.5 Maintenance of Secured Property. Each Obligor will maintain the Secured Property in good working condition (ordinary wear and tear excepted), and the Obligors will not use the Secured Property for any unlawful purpose. The Obligors will immediately advise PFG in writing of any material loss or damage to the Secured Property.

3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records of the Group, comprising an accounting system in accordance with the Accounting Standards,

3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to PFG have been, and will be, prepared in conformity with the Accounting Standards and now and in the future will fairly present the results of operations and financial condition of the Group in all material respects, in accordance with the Accounting Standards, at the times and for the periods therein stated, except for the absence of footnotes and year-end adjustments with respect to any financial statements other than those relating to a fiscal year-end. Between the date of the statements provided to PFG prior to entry into this Agreement and the date of this Agreement, there has been no Material Adverse Change.

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Partners for Growth	Convertible Note Facility Agreement

3.8 Taxes. No claims are or are reasonably likely to be asserted against the Obligors with respect to any unpaid Taxes and Borrower has paid or procured the payment of all Taxes payable by them, in each case other than Tax payable by an Obligor where the Obligor: (i) in good faith and in accordance with proper procedures, is contesting its liability to pay that Tax; (ii) is not required by applicable law to pay that Tax before contesting its liability to pay the Tax; and (iii) has satisfied PFG that it has set aside sufficient reserves of liquid assets to pay that Tax and any fine, penalty or interest payable if the contest is unsuccessful.

Borrower is unaware of any material claims or adjustments proposed for any of Borrower’s prior tax years which could result in a material amount (which for the avoidance of doubt means any amount in excess of A$50,000) of additional taxes becoming due and payable by the Borrower or any Obligor other than (1) A liability incurred prior to the Borrower’s ownership of eco-Kinetics Victoria, in respect of approximately A$450,000 of Taxes for the 6 months ended 31 December 2009 and (2) Correspondence with the Australian Taxation Office in respect of the GST treatment of Renewable Energy Certificates,

3.9 Compliance with Law. Each Obligor has, to the best of its knowledge, complied, and will comply, in all material respects, with all laws applicable to and binding on the Obligor, including, but not limited to, those relating to Obligor’s ownership of real or personal property, the conduct and licensing of the Group’s business, and all environmental matters.

3.10 Litigation. There is no claim, suit, litigation, proceeding or investigation pending or (to best of the Obligors’ knowledge) threatened against or affecting any Obligor in any court or before any governmental agency (or any basis therefor known to any Obligor) which would reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change other than a potential claim by Goldwind. Each obligor will promptly (but in any event within ten (10) Business Days) inform PFG in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of A$250,000 or more, or involving A$500,000 or more in the aggregate.

3.11 No Default. As at Financial Close, no Potential Event of Default or Event of Default has occurred, and no Potential Event of Default or Event of Default will have occurred after the subscription by the Noteholders of the Convertible Notes. Borrower shall give PFG immediate (but in any event within two (2) Business Days) written notice of any Potential Event of Default or Event of Default upon becoming Aware of its occurrence and provide PFG with all details relating to such Potential Event of Default or Event of Default (as the case may be).

3.13 Protection and Registration of Intellectual Property Rights. The Obligors owns or otherwise holds adequate rights to use all intellectual property rights, including, without limitation, all patents, copyrights, trademarks, Domain Rights (as defined below), trade secrets and computer software necessary for the conduct of its business as currently conducted. Borrower shall: (i) protect, defend and maintain the validity and enforceability of the Group’s intellectual property, other than intellectual property that is not material to the Group’s business and that Borrower has determined not to maintain or to abandon; (ii) promptly (but in any event within five (5) Business Days) advise PFG in writing of material infringements of its intellectual property of which it has Knowledge; and (iii) not allow any intellectual property material to the Group’s business to be abandoned, forfeited or dedicated to the public without PFG’s written consent. If, before the Obligations have been paid and/or performed in full, an Obligor shall: (iv) adopt, use, acquire or apply for registration of any trademark, service mark or trade name; (v) apply for registration of any patent or obtain any patent or patent application; (vi) create or acquire any published or material unpublished works of authorship material to the business that is or is to be registered with IP Australia, the U.S. Copyright Office or any equivalent organization in any jurisdiction; or (vii) register or acquire any domain name or domain name rights, then Borrower shall give PFG prompt written notice thereof (which for purposes hereof shall be deemed to be not more than five (5) Business Days). Borrower shall further provide PFG with all information and details relating to the foregoing and take such further actions as PFG may reasonably request from time to time to enable PFG to perfect or continue the perfection of PFG’s interest in such Secured Property.

3.14 Domain Rights and Related Matters. (i) Borrower is the sole record, legal and beneficial owner of all domain names and domain name rights used in connection with and material to its business and that of its Subsidiaries (“Domain Rights”), free and clear of any rights or claims of any third party; (ii) the information provided in the Representations Letter with respect to Domain Rights and ownership thereof, domain registry, domain servers, location and administrative contact information, web hosting and related services and facilities is true, accurate and complete and Borrower shall promptly notify PFG of any changes to such information and the Representations Letter shall be amended to reflect such change; (iii) Borrower shall maintain all Domain Rights that are material to Borrower’s business in full force and effect so long as any Obligations remain outstanding; (iv) Borrower shall, upon request of PFG, notify such third parties (including domain registrars, hosting companies and internet service providers) of the Security in Borrower’s Domain Rights; and (v) promptly advise PFG in writing of any disputes or infringements of its Domain Rights.

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Partners for Growth	Convertible Note Facility Agreement

3.15 Incorporation by Reference. The representations and warranties that the Borrower is making to Westinghouse Solar, Inc. under Article 5 of the Agreement and Plan of Merger between Westinghouse Solar, Inc., the Borrower and CBD-WS Merger Sub, Inc. dated May 7 2012 (“Merger Agreement”) are hereby incorporated by reference, mutatis mutandis, such that the Borrower makes such representations and warranties to PFG as of the date of the execution of the Merger Agreement (and such that references to the Merger Agreement are deemed to be references to this Agreement). The representations and warranties incorporated by reference in this Section 3,15 will terminate upon the occurrence of the effective time of the merger with Westinghouse Solar, Inc.

3.16 Miscellaneous. No filing, consent or approval is required with or of, any U.S. securities regulatory authority (including the Financial Industry Regulatory Authority (“FINRA”)) in connection with the execution, delivery and performance of this Agreement or the issuance, sale and delivery of the Conversion Shares. Borrower is and will be at the effective time of the Merger (As that term is defined in the Merger Agreement) a “foreign private issuer” as defined under the U.S. securities laws and Borrower intends that it will remain as such until the consummation of the Merger and Borrower will provide reasonable advance notice to PFG of Borrower ceasing to be a foreign private issuer, exempt from compliance with Section 16 of the Exchange Act. Assuming the accuracy of the representations and warranties of PFG contained in Section 3.17 hereof, the offer, sale and issuance of the Convertible Notes are, and the Conversion Shares upon conversion thereof will be (or would be, if subject to U.S. securities laws), exempt from the registration requirements of the Securities Act pursuant to 506 of Regulation D under the Securities Act and from the registration and qualification requirements of applicable state securities laws. Any filings required by Nasdaq, including, without limitation, FINRA, if applicable, shall be timely made when required. Unless required to do so by written request under item 4 of Schedule 1, Borrower shall not at any time provide PFG with any material nonpublic information. Borrower has not and shall not pay any commission or other remuneration either directly or indirectly for soliciting the conversion of any Convertible Notes. Neither Borrower nor any person acting on its behalf has used or will use any form of general solicitation or general advertising in connection with the offer or sale of the Convertible Notes or the Conversion Shares.

3.17 PFG Representations and Warranties. PFG hereby represents and warrants to the Borrower as follows:

(i) (Investment Representations). PFG understands that neither the Convertible Notes nor the Ordinary Shares that are convertible under this Agreement have been registered under the Securities Act. PFG also understands that the Convertible Notes are being offered and sold pursuant to an exemption from registration contained in Rule 506 of Regulation D under the Securities Act based in part upon PFG’s representations contained in this Agreement. PFG hereby represents and warrants as follows: (A) PFG Bears Economic Risk. PFG has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Borrower so that it is capable of evaluating the merits and risks of its investment in the Borrower and has the capacity to protect its own interests. PFG understands that it must bear the economic risk of this investment and represents that it is able to hold the Convertible Notes and the Ordinary Shares indefinitely unless and until the Convertible Notes (or the Ordinary Shares, as may be the case) are registered pursuant to the Securities Act, or an exemption from registration thereunder is available. (B) Acquisition for Own Account. PFG is acquiring the Convertible Notes and the Convertible Shares for PFG’s own account for investment purposes only, and not with a view towards their distribution.

(ii) PFG Can Protect Its Interest. PFG represents that by reason of its, or of its management’s, business or financial experience, PFG has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the other Loan Documents. PFG also represents such PFG has not been organized for the purpose of acquiring the Convertible Notes or the Ordinary Shares.

(iii) Accredited Investor. PFG represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(iv) Company Information. PFG has had an opportunity to discuss the Borrower’s business, management and financial affairs with directors, officers and management of the Borrower and has had the opportunity to review the Borrower’s operations and facilities. PFG has also had the opportunity to ask questions of and receive answers from, the Borrower and its management regarding the terms and conditions of this investment.

(v) Rule 144. PFG acknowledges and agrees that the Convertible Notes and the Ordinary Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. PFG has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Borrower, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

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Partners for Growth	Convertible Note Facility Agreement

(vi) Residence. The office or offices of the PFG in which its investment decision was made is located in San Francisco, California.

4. ADDITIONAL DUTIES AND COVENANTS OF BORROWER.

The Obligors will at all times comply with all of the following covenants throughout the term of this Agreement:

4.1 Financial and Other Covenants. The Obligors shall at all times comply with the financial and other covenants set forth in Schedule 1.

4.2 Insurance. The Obligors shall, at all times insure all of the tangible personal property included in the Secured Property and carry such other business insurance, with insurers reasonably acceptable to PFG, in such form and amounts as PFG may reasonably require and as are customary and in accordance with standard practices for the Group’s industry and locations (including, without limitation, workers’ compensation, public liability (or its equivalent as appropriate to the industry of that party) and professional indemnity insurance), and Borrower shall provide evidence of such insurance to PFG. All such insurance policies shall note the Noteholders’ interests as financiers/secured parties. When an Event of Default has occurred and is subsisting, all proceeds received by an Obligor under any insurance policy will at PFG’s absolute discretion either: (i) be immediately remitted to PFG following which PFG apply such proceeds to repair or replace the property the subject of the proceeds; (ii) to be immediately used by Borrower to Redeem the Convertible Notes held by PFG and each Other Noteholder at that time in the manner provided by Convertible Note Condition 6. Provided no Event of Default has occurred and is continuing, all insurance proceeds paid to an Obligor under any insurance policy shall be utilized by that Obligor for the repair or replacement of the Equipment or property to which the insurance proceeds relate (and Borrower must immediately notify PFG of the details of the insurance proceeds received and its intended use). The Obligors shall promptly deliver to PFG copies of all material reports made to insurance companies.

4.3 Reports. Borrower, at its expense, shall provide PFG with the written reports set forth in Section 4 of Schedule 1.

4.3A Weekly cash flow reports. In order to monitor compliance by the Borrower of its obligations under this Agreement and in addition to the reports required pursuant to Section 4 of Schedule 1, the Borrower shall, at its expense, provide to PFG updated 13 week cash forecasts of the Group in form and substance satisfactory to PFG (“Cash Report”), and the Borrower shall deliver an updated Cash Report to PFG on a weekly basis and at the start of each week commencing with the week beginning 16 December 2012. If within 3 Business Days of receiving a Cash Report, PFG notifies the Borrower that the Cash Report is not in form or substance satisfactory to PFG, the Borrower shall resubmit the Cash Report having regard to PFG’s comments. Each Cash Report shall show the gross revenue and receipts expected to be received by the Group on a business unit and consolidated basis for the next 13 weeks less the aggregate of all expected operating expenditure and other expected disbursements of the business units and Group in detail satisfactory to PFG and consistent with the format of Exhibit H attached hereto and amended by mutual agreement from time to time for the next 13 weeks, calculated on the basis that revenue, receipts, payments and expenditure are determined by reference to actual receipts and payments on a cash basis not an accrual basis. Each Cash Report shall also include a trailing reconciliation account comparing the actual financial performance of the Group for the previous 5 weeks to the forecast performance for each week.

4.3B Major developments reports. In addition to the reports required pursuant to Section 4 of Schedule 1, together with the Cash Report, the Borrower shall provide PFG or its designated representative with a verbal or written update on major operational developments with the company and key subsidiaries that are likely to affect the cash flow or performance of any other covenant set forth in this Agreement. This includes, without limitation, updates on the Taralga Wind Project. The Borrower shall cause or procure that a meeting is held during January 2013 with Santander and any other parties that would be potential buyers/financiers/partners in relation to the Taralga Wind Project.

4.3C Asset sales report. In addition to the reports required pursuant to Section 4 of Schedule 1, the Borrower shall give PFG a weekly report for the Group setting out progress made in relation to the Sales Process, such report to be provided at start of each week (or such other period as PFG may request).

4.4 Loan Monitoring and access to Secured Properly, Books and Records. At reasonable times, and on five (5) Business Days reasonable prior notice:

(i) PFG, or its agents, shall have the right to inspect the Secured Property, and the right to audit and copy any of the Obligors’ books and records during normal business hours no more than once a year (unless an Event of Default has occurred and is continuing). The foregoing inspections and audits shall be at the Borrower’s expense and the Borrower shall also reimburse to PFG all reasonable out-of-pocket expenses (including any legal, accounting or consultants fees in connection with such audit) with respect to this audit. Unless an Event of Default has occurred and is continuing, PFG’s right to be reimbursed under this clause will be limited to once during the term of this agreement ; and

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Partners for Growth	Convertible Note Facility Agreement

(ii) PFG shall have the right to visit personally with the Borrower at its principal place of business or such other location as the parties may mutually agree, for the purpose of meeting with the Group’s management in order to remain as up-to-date with Group’s business as is practicable and to maintain best practices in terms of lender loan monitoring and diligence. Reasonable out-of-pocket costs shall be at the Borrower’s expense (up to a limit of A$25,000) for one visit during each calendar year and reimbursed in the same manner as other PFG expenses under this Agreement. Unless an Event of Default has occurred and is continuing, any other visits by PFG in any calendar year shall be at PFG’s expense.

Notwithstanding the foregoing, no Obligor is required to disclose to PFG or its agents any document or information: (i) where disclosure is prohibited by applicable law or any agreement binding on the Obligor; or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product. If an Obligor is withholding any information under the preceding sentence, it shall so advise PFG in writing, giving PFG a general description of the nature of the information withheld. The Noteholders acknowledge and agree that PFG will not be obliged or required to provide working notes, reports or other information or documents generated by PFG from any loan monitoring activities.

4.5 Negative Covenants. The Obligors shall not, without PFG’s prior written consent (which shall be conditioned on the Obligors then being in compliance with the terms of this Agreement), do or take any step or action to do any of the following:

(i) permit or suffer any Change in Control without the Borrower exercising its right to Redeem the Convertible Notes pursuant to Convertible Note Condition 6.1;

(ii) acquire any assets: (A) with an aggregate value in any calendar year in excess of A$100,000, except for Equipment or assets in the Ordinary course of business and on arm’s length terms; and (B) which will become part of the Secured Property and which is subject to an existing Security Interest except for Permitted Security Interests;

(iii) subject to paragraph (xvii), make any loans of any money or other assets in excess of an aggregate of A$100,000 or make an Investment other than Permitted Investments without the prior written consent of PFG (such consent not to be unreasonably withheld where the amount is greater than A$100,000 but less than $300,000 and the relevant Obligor or other Subsidiary is acting in the Ordinary course of business). If such amount is greater than $300,000 in the aggregate or the relevant Obligor or other Subsidiary is not acting in the Ordinary course of business, such consent is to be at PFG’s absolute discretion;

(iv) Dispose of any Secured Property in excess of A$100,000 (including without limitation the sale or transfer of Secured Property which is then leased back by the relevant Obligor), except for: (A) the sale of finished Inventory or Renewable Energy Certificates in the ordinary course of the Obligor’s business and on arm’s length terms, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business; (B) the making of Permitted Investments; (C) the granting of Permitted Security Interests; and (D) the non-exclusive licensing of Intellectual Property in the ordinary course of business and on arm’s length terms. If the Obligor disposes or plans to dispose of any Secured Property in a manner that is permitted under this section or pursuant to any other Facility Document (“PD Property”), PFG will promptly and in any event within 5 Business Days of a request by Borrower provide to the Obligor a deed of release in respect of the PD Property from any Security;

(v) store any Inventory, Equipment or other Secured Property with any warehouseman or other third party other than: (A) in the Ordinary course of business; or (B) if there is in place a bailee agreement in such form as PFG shall reasonably specify (and any such consent by PFG shall not be unreasonably withheld or delayed);

(vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis except in the Ordinary course of the Obligor’s business (and any such consent by PFG shall not be unreasonably withheld or delayed);

(vii) issue or create any Shares of any class which rank above or in preference to the Shares currently on issue by the relevant Obligor;

(viii) incur any Indebtedness, other than Permitted Indebtedness;

(ix) guarantee or otherwise become liable with respect to the obligations of another party or entity, other than the guarantee of Obligations by each Obligor under this Agreement and Permitted Indebtedness;

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Partners for Growth	Convertible Note Facility Agreement

(x) without limiting Section 4.5(vii), pay or declare any dividends or pay or distribute any money or other asset (including by the incurring of an expense, paying debtors or creditors, purchasing or acquiring any inventory or stock, paying any management or other fee, profit share, interest, return of capital, repayment or redemption) (“Payment”) to or for the benefit of any person except if such Payment is provided for in the most recent Cash Report which has been accepted by PFG under Section 4.3A;

(xA) without limiting paragraph (x) but subject to Section 4.14, pay any interest in respect of any Indebtedness of the Group whilst any interest, fees or any other restructuring or forbearance fees are payable in accordance with Section 1.8 hereof or pursuant to any Facility Document (which includes, without limitation, interest that accrued at the Default Rate from the period beginning 20 July 2012 and ending on 31 December 2012);

(xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any Obligor’s Shares except as required in the Ordinary course of business and consistent with past practice, up to a maximum aggregate of A$25,000 in any fiscal year;

(xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by the Group or reasonably related thereto;

(xiii) without at least thirty (30) days prior written notice to PFG: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than A$250,000 in Borrower’s assets or property or Section 3.3 otherwise permits), (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization;

(xiv) enter into or become (as applicable), other than in the Ordinary course of business: (A) any profit sharing arrangement in relation to the Secured Property under any Security; (B) any partnership or joint venture with any other person except for the Permitted Joint Ventures; or (C) a trustee of any trust or settlement; and any such consent by PFG shall not be unreasonably withheld or delayed;

(xv) appoint an administrator without notice to PFG;

(xvi) subject to paragraph (xvii) and with respect to any Subsidiary that is not an Obligor: (A) cause or permit such Subsidiaries to hold cash or cash equivalents with depository institutions or otherwise of more than A$100,000 in the aggregate; (B) cause or permit such Subsidiaries to have receivables or trade debtors of more than A$500,000 in the aggregate; (C) allow or permit such Subsidiaries to take any steps to effect any of the forgoing actions in clauses (i) through (xv) inclusive; and (D) provide any financial accommodation or advance money to such Subsidiaries or purchase any asset from such Subsidiaries unless that purchase is on arm’s length commercial terms;

(xvii) with respect to the solar project in Thailand undertaken or to be undertaken by the Borrower or eco-Kinetics Pty Ltd ACN 123 950 256 or any of its Subsidiaries (“Thai Solar Project”): (A) allow or permit any Subsidiaries that relate to the Thai Solar Project (“Relevant Subsidiaries”) to take any steps to effect any of the forgoing actions in clauses (i) through (xvi) inclusive, other than the incurring of Indebtedness by the Relevant Subsidiaries that is recourse only to the Relevant Subsidiaries relating to the Thai Solar Project as appropriate and is non-recourse to the Borrower and all other Subsidiaries of the Borrower (such that no other entity incurs any Indebtedness (which includes Contingent Obligations such as guarantees or performance undertakings) in support of the Relevant Subsidiaries); (B) provide any financial accommodation, subscribe for equity capital or advance money to a Relevant Subsidiary or purchase any asset from a Relevant Subsidiary; or (C) permit or otherwise allow any Relevant Subsidiary to pay or declare any dividends or pay or distribute any money (including by the incurring of an expense, paying debtors or creditors, purchasing or acquiring any inventory or stock, paying any management or other fee, profit share, interest, return of capital, repayment or redemption) to any person except if such payment is provided for in the most recent Cash Report which has been accepted by PFG under Section 4.3A to an Obligor. If PFG is granted a first ranking pledge of shares or equity in Eco-Kinetics Netherlands Holding. B.V. (in form and substance satisfactory to PFG), all Subsidiaries that relate to Project Solar shall be included as “Relevant Subsidiaries” for the purposes of this Section 4.5(xvii);

(xviii) with respect to the Borrower, allow or permit a Subsidiary (which is wholly owned by an Obligor) to cease being a wholly owned Subsidiary of the Borrower unless pursuant to an arrangement or transaction permitted by the Facility Documents;

(xix) vary, rescind or amend the terms and conditions applicable to the WHSP Loan, Westpac Loan Agreement or the Westpac Security Interest without the prior written consent of PFG (such consent shall not be unreasonably withheld where the Obligors propose to enter into forbearance agreements which operate to waive a default and/or agree to the restructure of debt repayments less onerous than the original obligations); or

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Partners for Growth	Convertible Note Facility Agreement

(xx) without limiting Section 4.5(iv), granting any Security Interest under or pursuant to the terms of the WHSP Loan without first procuring Washington H. Soul Pattison and Company Limited (or any permitted transferee or assignee of the WHSP Loan) entering into a deed of priority and subordination with PFG and the Borrower in form and substance satisfactory to PFG.

Transactions which are expressly stated as exceptions to the foregoing negative covenants (i.e., the transactions covered by such exceptions are permitted) are only permitted if no Potential Event of Default or Event of Default would occur as a result of such transaction.

4.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against a Noteholder with respect to any Secured Property or relating to an Obligor, the Borrower shall, without expense to that Noteholder, make available the relevant Obligor and its officers, employees and agents and the Group’s books and records, to the extent that the Noteholder may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

4.7 Changes. Borrower agrees to promptly notify PFG in writing of any material changes in the information set forth in the Representations Letter.

4.8 Further Assurances. Each Obligor agrees, at its expense, on request by PFG, to execute all documents and take all actions as PFG may reasonably deem necessary or useful in order to perfect and maintain the perfected first ranking Security Interest granted under the Security (or in respect of eco-Kinetics Pty Ltd and eco-Kinetics Group Pty Ltd only, a second ranking Security Interest granted under the Security) in the Secured Property (subject to Permitted Security Interests), and in order to fully consummate the transactions contemplated by this Agreement.

4.9 Not used.

4.10 Additional Guarantors. With respect to any Subsidiary (that is wholly owned by an Obligor) that is not an Obligor or has not granted a Security and that is not the subject of a Permitted Joint Venture (“Excluded Subsidiary”) , the Borrower agrees and undertakes to PFG that as soon as an Excluded Subsidiary exceeds any of the monetary thresholds set out in Section 4.5(xvi), that Excluded Subsidiary will accede to this Facility Agreement as a Guarantor by executing a deed of accession and granting to PFG a Security Interest both in form and substance satisfactory to PFG. With respect to KI Solar Pty Ltd ACN 127 375 740 (“KI Solar”), the Borrower agrees and undertakes to PFG that as soon as KI Solar generates more than A$150,000 of revenue per year, KI Solar will accede to this Facility Agreement as a Guarantor.

4.11 NASDAQ Listing. If the Borrower intends to de-list from the ASX and become listed on the NASDAQ, the Borrower must procure that as part of its application and process in becoming listed on the NASDAQ, all Shares which are capable of being issued as a result of the Conversion of the Convertible Notes and exercise of the Noteholder Warrants are included in the NASDAQ listing application (“NASDAQ Listing Requirement”). The Borrower shall also procure that all Shares which are capable of being issued as a result of the Conversion of the Convertible Notes and exercise of the Noteholder Warrants are included in the registration statement on Form F-1 or Form F-3 or otherwise, as applicable, that is to be filed with the Securities and Exchange Commission promptly and in no event later than the date that is 60 days after the closing of the merger with Westinghouse Solar, Inc.

4.12 Piggy-back registration rights.

(i) Whenever the Borrower proposes to register any of its Shares under the Securities Act (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable, or a Registration Statement on Form F-4, S-4, S-8 or any successor form thereto or another form not available for registering the Warrant Shares (the “Registrable Securities”) for sale to the public), whether for its own account or for the account of one or more stockholders of the Borrower and the form of Registration Statement to be used may be used for any registration of Registrable Securities (a “Piggyback Registration”), the Borrower shall give prompt written notice (in any event no later than 10 days prior to the filing of such Registration Statement) to PFG of its intention to effect such a registration and, subject to Section 4.12(ii) and Section 4.12(iii), shall include in such registration all Registrable Securities of PFG with respect to which the Borrower has received a written request for inclusion in such registration within 10 days after the Borrower’s notice has been given to PFG. The Borrower may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.

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Partners for Growth	Convertible Note Facility Agreement

(ii) If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Borrower and the managing underwriter advises the Borrower and the holders of Registrable Securities (if any holders of Registrable Securities have elected to include Registrable Securities in such Piggyback Registration) in writing that in its opinion the number of Shares proposed to be included in such registration, including all Registrable Securities and all other Shares proposed to be included in such underwritten offering, exceeds the number of Shares which can be sold in such offering and/or that the number of Shares proposed to be included in any such registration would adversely affect the price per share of the Shares to be sold in such offering, the Borrower shall include in such registration (i) first, if applicable, the number of Shares that the Borrower proposes to sell; and (ii) second, the number of Shares that PFG proposes to sell; and (iii) third, the number of Shares requested to be included therein by holders of Registrable Securities, excluding PFG, allocated pro rata among all such holders on the basis of the number of Registrable Securities owned by each such holder and (iv) fourth, the number of Shares requested to be included therein by holders of Shares (other than holders of Registrable Securities), allocated among such holders in such manner as they may agree. Notwithstanding the foregoing, (a) any proposed cut-back affecting PFG shall apply to each other holder of Registrable Securities equally on a percentage basis; (b) so long as PFG holds Registrable Securities, without PFG’s consent, no future shareholder of the Borrower shall be granted piggyback registration rights that would reduce the number of shares includable by PFG in a registration covered by these registration rights provisions; and (c) PFG shall have the right to withdraw all or any portion of its Registrable Securities from a proposed registration at any time prior to the effective date thereof. Notwithstanding the foregoing, none of PFG’s rights pursuant to this Section 4.12(ii) shall conflict with, impede or negatively impact the registration rights of the holders of the CBD Series A Preference Shares that will be set forth in the Registration Rights Agreement referenced in the CBD Series A Preference Terms.

(iii) This Section 4.12(iii) assumes a registration of Registrable Securities in the U.S. subject to applicable U.S. federal securities laws, rules and regulations as a U.S. issuer. If PFG is a foreign private issuer, the references to the Securities Act, Securities Exchange Act and relevant forms shall be deemed to mean the equivalent sections and forms relevant to foreign private issuers.

4.13 Sale Process. The Borrower shall immediately undertake a sales process or, where applicable, a refinancing, in respect of the following Subsidiaries and/or their assets or businesses:

(a)            Chatham Island Wind Limited NZCN 2314725, and this entity shall also be capable of being refinanced;

(b)            Parmac Air-conditioning & Mechanical Services Pty Ltd ACN 066 288 202;

(c)            Emerald joint venture interest; and

(d)            Capacitor Technologies Pty Ltd ACN 106 461 385,

(“Sales Process”) and the Borrower shall meet the following milestones in relation to the Sales Process:

(e)            by 23 January 2013, appoint an investment banker or consultant reasonably acceptable to PFG (“Advisor”) in order to assist the Borrower in relation to the Sales Process (and the Borrower must appointment the Advisor on terms which are satisfactory to PFG);

(f)            by 7 February 2013, provide to PFG a sale plan and timeline in relation to the Sales Process that has been developed in conjunction with the Advisor (“Sale Plan”);

(g)            by 8 February 2013, discuss the Sale Plan with PFG and the Advisor;

(h)            by 8 February 2013, launch an expression of interest campaign or circulate an information memorandum in respect of each Subsidiary and/or their assets or businesses (“Relevant Businesses”);

(i)            within 3 weeks of the date in paragraph (h), shortlist potential bidders in respect of each Relevant Business; within 8 weeks following the shortlisting of potential bidders pursuant to paragraph (i), enter into binding documentation with a shortlisted bidder for each Relevant Businesses so long as the minimum sale or refinancing proceeds to be realised for a Relevant Business with that shortlisted bidder is at least the Minimum Sale Amount; and

(k)            within a further 3 weeks following paragraph (j), settle and complete the sale (or, where applicable, the refinancing) of each Relevant Business to which paragraph (j) is applicable,

and the Obligors acknowledge and agree that, pursuant to Section 5.3A and Convertible Note Condition 6.5 and unless PFG consents otherwise (such consent to be at PFG’s absolute discretion), 100% of the net sale proceeds (being gross proceeds net of any reasonable and customary closing costs, expenses, duties, investment banker fees and agent fees) generated by the sale or refinancing of any Relevant Business shall be exclusively paid to PFG as administrator of the Convertible Notes for pro rata payment to the Noteholders. By 31 January 2013, the Borrower must nominate a reasonable minimum sale or refinancing proceeds to be realised for each Relevant Business and advise PFG of such amount. Within 5 Business Days of such nomination, PFG shall advise the Borrower whether the nominated amount is acceptable (and if not, the Borrower must adopt a minimum sale or refinance proceeds that is reasonably determined by PFG) (“Minimum Sale Amount”). The Borrower shall use its best endeavours to achieve a sale or refinancing of each Relevant Business for at least the Minimum Sale Amount and shall accept any sale offers made for a Relevant Business that is not less than the Minimum Sale Amount for that Relevant Business.

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Partners for Growth	Convertible Note Facility Agreement

4.14 Further Subordinated Debt. The Borrower represents and warrants to the Noteholders that as at the Second Amendment Date, the Borrower intends to raise approximately USD$1.5m comprising: (i) approximately USD$1m of unsecured convertible debt that is interest bearing (at 7% per annum); and (b) USD$500,000 of unsecured interest bearing debt from Alpha/Whalehaven and others. So long as: (i) no Event of Default or Potential Event of Default has occurred and is subsisting; and (ii) subject to all relevant parties acknowledging in form and substance satisfactory to PFG such debt is in all respects subordinate to the Convertible Notes.

5.	TERM.

5.1   Maturity Date. This Agreement shall continue in effect until the date that is 36 months following Financial Close (the “Maturity Date”), subject to Sections 5.2, 5.3 and 5.3A, below.

5.2   Early Termination. Subject to Section 5.5 below, this Agreement shall terminate upon payment and performance in full of all the Obligations and Redemption of all Convertible Notes held by PFG and any Other Noteholder.

5.3   Redemption of Convertible Notes. By: (i) 30 June 2013, Borrower shall procure that sufficient Convertible Notes are Redeemed pursuant to Convertible Note Condition 6.6 so that the total outstanding Face Value of all Convertible Notes then outstanding on 30 June 2013 is less than USD$2,500,000; and (ii) the Maturity Date or on any earlier date that the Convertible Notes must be redeemed pursuant to Convertible Note Conditions 6.1 or 6.4, Borrower shall immediately Redeem all Convertible Notes held by the Noteholders at that time in the manner provided by Convertible Note Conditions 6.1, 6.3 or 6.4 (as the case may be). Notwithstanding any termination of this Agreement, each Security and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full or otherwise satisfied. No termination shall in any way affect or impair any right or remedy of the Noteholders, nor shall any such termination relieve Borrower or any Guarantor of any Obligation to Noteholders, until all of the Obligations have been paid and performed in full or otherwise satisfied. Upon payment and performance in full of all the Obligations and Redemption of all Convertible Notes held by PFG and any Other Noteholder at the time and termination of this Agreement, PFG shall promptly release the Security with respect to the Obligors and deliver to Borrower such other documents as may be required to fully release the Security.

5.3A   Mandatory Redemption of Convertible Notes from Sales Proceeds. Borrower shall apply and the Obligors acknowledge and agree that the Borrower will apply: (i) 100% of the net sale proceeds (being gross proceeds net of any reasonable and customary closing costs, duties, expenses, investment banker fees and agent fees) generated by the sale or refinancing of any Relevant Business unless PFG consents otherwise (such consent to be at PFG's absolute discretion); and (ii) 15% of any profits (being all payments less direct costs associated with the Thai Solar Project as provided for in Cash Reports which have been accepted by PFG under Section 4.3A) received by an Obligor in relation to the Thai Solar Project; and (iii) 15% of any payments received by an Obligor in relation to any recovery from RES of monies agreed to be paid by RES to the Borrower (together with the proceeds under paragraphs (i) and (ii), “Mandatory Redemption Proceeds”). The Mandatory Redemption Proceeds must be applied by the Borrower in the following order of priority: (i) first, towards the payment of the restructuring fee owing under clause 5 of the Second Deed of Amendment and Restatement (to the extent such fee remains unpaid at the time of receipt of any Mandatory Redemption Proceeds); and (ii) thereafter, towards the Redemption of Convertible Notes held by the Noteholders at that time in the manner provided by Note Condition 6.5. Borrower shall ensure that any such Redemption occurs within 2 Business Days of any Obligor receiving any Mandatory Redemption Proceeds.

5.4   Not used.

5.5   Survival of Certain Obligations and Provisions. Without limiting the survival of obligations addressed otherwise in this Agreement and notwithstanding any other provision of this Agreement, the obligations of the Obligors under Section 4.6 and Section 8 (other than Sections 8.11, 8.12, 8.17 and 8.18) shall survive the termination of this Agreement.

6.	EVENTS OF DEFAULT AND REMEDIES.

6.1   Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement:

(a) Any: (i) warranty, representation or covenant made or delivered by any Obligor in this Agreement shall be untrue or misleading in a material respect when made or deemed to be made; or (ii) report or certificate delivered by Borrower or an officer thereof now or in the future, shall be untrue or misleading in any material respect when delivered or deemed to be delivered; or

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Partners for Growth	Convertible Note Facility Agreement

(b)  (i) Borrower shall fail to Redeem any Convertible Note or pay any interest thereon within five (5) Business Days after the date due; (ii) Borrower shall fail to Redeem sufficient Convertible Notes by 30 June 2013 as required by Section 5.3(i);or (iii) Obligor shall fail to pay any other monetary Obligations within five (5) Business Days after the date due;

(c)  (i) Borrower shall fail to comply with any of the financial covenants set forth in Section 2 of Schedule 1; or (ii) any Obligor shall breach any of the provisions of Section 4.5 hereof; or (iii) any Obligor shall fail to permit PFG to conduct an inspection or audit as provided in Section 4.4 hereof; or (iv) shall fail to provide PFG with a Report under Section 4 of Schedule 1 within five (5) Business Days after the date due; or (v) the Borrower shall fail to comply with any of the undertakings set forth in Section 4.13; or

(d) any Obligor shall fail to perform any other non-monetary Obligation except that no Event of Default under this paragraph (d) will occur in relation to such non performance if such failure is capable of being remedied or cured and such failure is remedied or cured within seven (7) Business Days of PFG giving notice to Borrower, or Borrower becoming aware of it, whichever is first; or

(e)  without the prior consent of PFG: (i) any material part of any Secured Property is compulsorily acquired by or by order of a Governmental Body or under law; (ii) a Governmental Body orders the sale, vesting or divesting of all or any material part of the assets of an Obligor or any Secured Property; or (iii) an Obligor is, in the opinion of PFG, otherwise prevented from exercising normal control over all or a material part of its assets or loses any rights or privileges necessary to maintain its existence or to carry on its business; or

(f)  any: (i) levy, assessment, attachment or seizure is made on all or any material part of the Secured Property which is not remedied or cured within five (5) Business Days after the occurrence of the same; or (ii) any Security Interest (other than a Permitted Security Interest) is made on all or any material part of the Secured Property which is not cured within five (5) Business Days after the occurrence of the same; or

(g)  (i) any default or event of default occurs under (A) a Westpac Loan Document; (B) the WHSP Loan; (C) not used; or (D) any obligation secured by a Permitted Security Interest, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Security Interest; or (ii) Indebtedness of an Obligor totaling at least A$1,000,000 or its equivalent is not paid when due or becomes due and payable or capable of being declared due and payable before its stated maturity or expiry and in the case of the WHSP Loan, this includes Washington H. Soul Pattinson and Company Limited requiring an Obligor to repay the WHSP Loan; or (iii) demand is made on the Borrower or an Obligor in relation to Project Solar; or

(h)  an Obligor breaches any material contract or obligation which breach has resulted or may reasonably be expected to result in a Material Adverse Change; or

(i)  an Insolvency Event occurs in respect of an Obligor or any Subsidiary of the Borrower;

(j)  a final judgment of a court of competent jurisdiction of an amount exceeding A$250,000 is obtained against an Obligor and is not satisfied or stayed by the due date stipulated in the judgment (and in the absence of any such due date, within 10 Business Days);

(k)  without the prior written consent of PFG, any Constitutional Document of an Obligor is amended in any way that could materially, adversely impact or affect PFG's rights under or in respect of the Facility Documents;

(l) an Obligor reduces its capital without the prior written consent of PFG (acting reasonably);

(m)  revocation or termination of, or limitation or denial of liability upon, any guarantee of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or

(n)  revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

(o)  an Obligor makes any cash payment on account of any indebtedness or obligation which has been subordinated to the Obligations (other than as expressly permitted in the Facility Documents (including without limitation any payment that is provided for in the most recent Cash Report which has been accepted by PFG under Section 4.3A) or an applicable subordination agreement), or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or

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Partners for Growth	Convertible Note Facility Agreement

(p) a default, breach or failure by an Obligor to comply with any undertaking or covenant shall occur under any other Facility Document and such breach is not remedied or cured within any applicable expressly specified cure period or five (5) Business Days of such breach; or

(q) a Material Adverse Change shall occur and is not reversed, cured or remedied to the satisfaction of PFG (acting reasonably) within ten (10) Business Days of such occurrence; or

(r)  the Borrower receives notice under Section 10(b) of the CBD Series A Preference Terms requiring the redemption of any of the CBD Series A Preference Shares; or

(s)  if after the Second Amendment Date the Borrower ceases to be listed or its Shares cease to be quoted for a period exceeding 30 days on the ASX, NASDAQ or any other international exchange consented to by PFG, provided that any US national securities exchange and the OTC Bulletin Board (or any successor quotation system) are hereby consented to by PFG.

6.2   Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, PFG or, where expressly provided, each Noteholder (as the case may be), at their option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) PFG may immediately require Borrower to Redeem the Convertible Notes held by PFG and each Other Noteholder at that time in the manner provided by Convertible Note Condition 6; (b) each Noteholder may at its option convert the Convertible Notes held by it at that time into shares pursuant to Convertible Note Condition 3; (c) PFG may appoint a Receiver under a Security; and (d) PFG, at its option, may otherwise enforce or take steps to enforce or exercise any rights under a Security; or (e) PFG may if entitled by law to do so, appoint an administrator under the Corporations Act or such other corporate legislation applicable in the relevant jurisdiction to an Obligor. All legal fees (on a full indemnity basis), expenses, costs, liabilities and obligations incurred by PFG or the Noteholders with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of PFG or the Noteholder's rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be the Default Rate.

6.3  Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting PFG's other rights and remedies, each Obligor grants to PFG an irrevocable power of attorney coupled with an interest, authorizing and permitting PFG (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to the Obligor, and at the Obligor's expense, to do any or all of the following, in the Obligor's name or otherwise: (a) to do anything necessary or desirable in the opinion of PFG to: (i) complete any Facility Document; (ii) give full effect to any Facility Document; (iii) better secure the Secured Property to the Noteholders in a manner consistent with the Facility Documents; (iv) assist in the execution or exercise of any Power; or (b) do anything else that the Obligor must or may do, or that PFG may do, under any Facility Document or by law. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall PFG's rights under the foregoing power of attorney or any of PFG's other rights under this Agreement be deemed to indicate that PFG is in control of the business, management or properties of the Obligors.

6.4  Application of Proceeds. Subject to the terms contained in this Agreement and the Intercreditor Agreement, all proceeds realized as the result of any sale of the Secured Property shall be applied pursuant to the Security Trust Deed.

6.5 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, the Noteholders shall be afforded with all the other rights and remedies accorded a secured party under all applicable laws, and under any other instrument or agreement now or in the future entered into between PFG and the Obligors, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by PFG under a Facility Document of one or more of its rights or remedies shall not be deemed an election, nor bar PFG from subsequent exercise or partial exercise of any other rights or remedies under a Security. The failure or delay of PFG to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and perfouned.

6.6 Not Used.

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Partners for Growth	Convertible Note Facility Agreement

6.7   Investigation. If PFG reasonably believes that an Event of Default or Potential Event of Default is, or may be, continuing, PFG may appoint a person ("Appointee") to:

(a)  investigate and report to PFG on the affairs, financial condition and business of any Obligor; and

(b)  inspect the records of any Obligor and inspect the assets of any Obligor member during normal business hours.

Each Obligor agrees to co-operate with the Appointee and comply with every reasonable request the Appointee makes (and ensure that its officers, employees, agents and attorneys do the same). This includes giving the Appointee access to all records and assets of each Obligor during normal business hours and providing copies of any document or other information that the Appointee reasonably requests. The Borrower agrees to ensure that each other Obligor (and its officers, employees, agents and attorneys) complies with this undertaking.

The Borrower agrees, within 5 Business Days of demand, to pay PFG for its costs, charges, outgoings and expenses in relation to the appointment of the Appointee in connection with the investigation ("Investigation Expenses").

6.8  Default.  If an Event of Default is subsisting and if requested by PFG:

(a)  the Borrower must prepay and deposit with PFG monies on account of future Investigation Expenses (and the Borrower shall do so for each calendar month within 3 Business Days of any such request and in installments of up to USD$25,000) ("Prepayment"); and

(b)  the Borrower must contribute further Prepayment installments within 3 Business Days of a request by PFG.

PFG shall be entitled to first apply the credit balance of any Prepayment against Investigation Expenses it incurs and shall provide written confirmation to the Borrower of any such application together with reasonable evidence identifying the nature and quantum of the Investigation Expenses. The Obligors acknowledge that this Section 6.7 is without prejudice to any other rights or remedies of PFG arising under or with respect to the Facility Documents (including any obligation or requirement of the Obligors to reimburse PFG for any costs or expenses relating to the Facility Documents).

The Obligors acknowledge that an Appointee was appointed by PFG on or around 1 December 2012.

7.	DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“A$” and “AUD” means the lawful currency of the Commonwealth of Australia from time to time.

“Accession Deed” means the "Security Trust Deed Accession Deed - Chatham Island Wind Limited" and "Facility Agreement Accession Deed - Chatham Island Wind Limited" both dated 20 August 2012 between certain Obligors and PFG (both in its own capacity as Noteholder and in its capacity as attorney for each Other Noteholder pursuant to Section 8.21 of the Facility Agreement).

“Accounting Standards” means: (a) the accounting standards approved under the Corporations Act and the requirements of that law relating to the preparation and content of accounts; and (b) generally accepted and consistently applied principles and practices in Australia, except those inconsistent with the standards or requirements referred to in clause (a).

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or Subsidiary of such Person, or any Person directly or indirectly through any other Person controlling, controlled by or under common control with such Person.

“Amending Deeds” means: (i) the document entitled "Amending Deed - New Convertible Notes" dated 10 August 2012 between certain Obligors and PFG (both in its own capacity as Noteholder and in its capacity as attorney for each Other Noteholder pursuant to Section 8.21 of the Facility Agreement); and (ii) the document entitled "Amending Deed - New Brio Convertible Notes" dated 16 August 2012 between certain Obligors, PFG (both in its own capacity as Noteholder and in its capacity as attorney for each Other Noteholder pursuant to Section 8.21 of the Facility Agreement) and Brio Capital L.P.

“Business Day” means a day that is not a Saturday, Sunday or public or bank holiday in Sydney, New South Wales.

“Change in Control” means any event, transaction, or occurrence as a result of which: (a) a person or entity that legally and beneficially owned (directly or indirectly) more than 50% of the Shares ceases to do so; or (b) a person or entity that does not legally and beneficially own (directly or indirectly) more than 50% of the Shares comes to do so, except that the parties agree that the merger with Westinghouse Solar, Inc. is not to be considered a Change in Control irrespective of the number of percentage of Shares that are legally and beneficially owned (directly or indirectly) as a result of the implementation of such transaction. For the purpose of this definition, references to a person or entity shall also include a reference to all of that person or entities' Associates (as that term is defined in section 9 of the Corporations Act by reference to sections 12 and 15 of the Corporations Act) or Affiliates. For the avoidance of doubt, the Borrower merging with Westinghouse Solar, Inc. will not constitute a Change of Control.

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Partners for Growth	Convertible Note Facility Agreement

“Compliance Certificate” means Borrower's certification of its compliance with the terms and conditions of this Agreement and such other matters as PFG may require in its business discretion to be addressed in such certificate, in the form as initially set forth as Exhibit B hereto, as such form may be amended from time to time upon advance notice from PFG.

“Constitutional Document” means in relation to any Obligor, such Obligor's constitution, certificate of incorporation or registration, by-laws or other document or instrument required or customary in such Borrower's jurisdiction of formation, principal place of business or operation, including such Borrower's agreements with shareholders and joint venture partners.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for: (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, made or given severally or jointly with another Person, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“continuing” and “during the continuance of” when used with reference to a Potential Event of Default or Event of Default means that the Potential Event of Default or Event of Default has occurred and has not been either waived in writing by PFG or cured within any applicable cure period.

“Controller” means, in relation to a Person's property a receiver or receiver and manager of that property, or anyone else who (whether or not as agent for the person) is in possession, or has control of that property to enforce any Security Interest.

“Conversion” means, in relation to the Convertible Notes, the redemption of the Convertible Notes by repayment of the Face Value and any accrued interest and the simultaneous application of such amount in subscription for Shares and “Convert” and “Converted” shall be construed accordingly.

“Conversion Notice” means a notice in the form set out in Exhibit E.

“Convertible Note Certificate” means, in relation to the Convertible Notes, a certificate in the form of Exhibit D that is issued in accordance with the terms and conditions of this Agreement.

“Convertible Note Conditions” and “Note Conditions” means the conditions of issue of the Convertible Notes as specified in Schedule 2 and Convertible Note Condition means any one of them.

“Convertible Note Register” means the register of holders of Convertible Notes maintained by Borrower under this Agreement in respect of the Convertible Notes.

“Convertible Notes” and “Notes” means the 635 convertible notes of the Face Value issued by Borrower to the Noteholders in accordance with Sections 1.3 and 1.3A of this Agreement (and otherwise pursuant to the terms and conditions of this Agreement).

“Cost” means any penalty, fine or payment or any damages, losses, costs, charges, outgoings or expenses of whatever description.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Default Rate” means a per annum rate equal to the aggregate of: (a) the lesser of four percent (4%) per annum and the maximum rate of default interest that may lawfully be charged to a commercial borrower; and (b) the interest rate currently applying as determined in accordance with Schedule 2.

“Dispose” shall include any sale, assignment with or without consideration, encumbrance or Security Interest, hypothecation, pledge, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

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Partners for Growth	Convertible Note Facility Agreement

“Equipment” means all present and future property, plant and equipment including without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 5.1 of this Agreement.

“Face Value” means, in relation to each Convertible Note, an initial principal amount of USD$10,000.00.

“Facility Documents” means, collectively, this Agreement, the Noteholder Warrants, the New Noteholder Warrants, the Security Trust Deed, each Convertible Note Certificate, the Representations Letter, the General Security Deed, the Intercreditor Agreement, the First Deed of Amendment and Restatement, the Second Deed of Amendment and Restatement, the Standstill Letter, each Amending Deed, the Accession Deed and all other present and future documents, instruments and agreements between PFG and Borrower relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Financial Close” means 30 May 2012.

“First Amendment Date” has the meaning given to the term "Effective Date" in the First Deed of Amendment and Restatement.

“First Deed of Amendment and Restatement” means the deed of amendment and restatement dated 10 August 2012 between certain Obligors and PFG (both in its own capacity as Noteholder and in its capacity as attorney for each Other Noteholder pursuant to Section 8.21 of the Facility Agreement).

“General Security Deed” means the General Security Deed dated 30 May 2012 between PFG (as security trustee) and each Obligor.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any contract with any Governmental Body.

“Governmental Body” means any: (a) nation, principality, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Group” means Borrower and its Subsidiaries from time to time.

“Guarantors” means each party described as a Guarantor in this Agreement, or a Person who becomes a guarantor under Section 4.10 (Additional Guarantors).

“HSBC Loan” means the Indebtedness made available by HSBC Bank Australia Limited to the Borrower pursuant to a loan agreement dated 1 November 2011 as amended from time to time.

“HSBC Securities” means all Security Interests granted by an Obligor in support of or in relation to the HSBC Loan. “including” means including (but not limited to).

“Indebtedness” means (a) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business), (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) reimbursement obligations in connection with letters of credit, (d) capital lease obligations; and (e) Contingent Obligations.

“Insolvency Event” means the occurrence of any of the following events in relation to any Person: (a) the person becomes insolvent as defined in the Corporations Act, states that it is insolvent or is presumed to be insolvent under an applicable law; (b) the person is wound up, dissolved or declared bankrupt; (c) the person becomes an insolvent under administration as defined in the Corporations Act; (d) a liquidator, provisional liquidator, Controller, administrator, trustee for creditors, trustee in bankruptcy or other similar person is appointed to, or takes possession or control of, any or all of the person's assets or undertaking; (e) the person enters into or becomes subject to: (i) any arrangement or composition with one or more of its creditors or any assignment for the benefit of one or more of its creditors; or (ii) any reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors; (f) an application or order is made (and, is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken which is preparatory to or could result in any of (b), (c), (d) or (e) above; (g) the person is taken, under section 459F(1) of the Corporations Act, to have failed to comply with a statutory demand; (h) the person suspends payment of its debts, ceases or threatens to cease to carry on all or a material part of its business or becomes unable to pay its debts when they fall due; or (i) anything occurs under the law of any jurisdiction which has a substantially similar effect to any of the other paragraphs of this definition, unless the event occurs as part of a solvent reconstruction, amalgamation, merger or consolidation that has been approved in writing by PFG.

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Partners for Growth	Convertible Note Facility Agreement

“Intellectual Property” means all present and future: (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (d) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (e) computer software and computer software products; (f) designs and design rights; (g) technology; (h) all claims for damages by way of past, present and future infringement of any of the rights included above; and (i) all licenses or other rights to use any property or rights of a type described above.

“Intercreditor Agreement” means the Deed of Priority between, inter alios, Westpac Banking Corporation, PFG and the Borrower.

“Inventory” means all present and future inventory including without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including any stock, partnership interest or other equity or debt securities issued by any Person), and any loan, advance or capital contribution to any Person.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Knowledge” or “best of knowledge” and words of similar import mean either (i) the actual knowledge of any Obligors' executive directors or officers (as defined in the Corporations Act) or (ii) such knowledge as the persons in such identified positions would have assuming: (A) Borrower's policies are in accordance with generally-accepted norms of corporate governance; and (B) the actual exercise of reasonable diligence and prudence by such persons in accordance with such policies, and “Aware” shall be construed accordingly.

“Legal Requirement” means any written local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Listing Rules” means the official listing rules of the Australian Securities Exchange operated by ASX Limited. “Mandatory Redemption Proceeds” has the meaning given to that term in Section 5.3A.

“Material Adverse Change” means any of the following (a) a material impairment in the perfection or priority of PFG's Security Interest in the Secured Property or in the aggregate value of the Secured Property; (b) a material adverse change in the business, operations, or financial condition of the Group taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” has the meaning given to that term in Section 5.1

“NASDAQ Listing Requirement” means the requirement set out in Section 4.12 such that if this requirement is complied with, all Shares which are capable of being issued as a result of the Conversion of the Convertible Notes and exercise of the Noteholder Warrants are capable of being traded on the NASDAQ (assuming such conversion or exercise takes place).

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Partners for Growth	Convertible Note Facility Agreement

“New Noteholder Warrants” means the warrants to be granted by the Borrower to the Noteholders (or associated or affiliated entities nominated by them) in form and substance satisfactory to PFG on or after the Second Amendment Date and as set out in the Second Deed of Amendment and Restatement.

“Noteholder” means each entity set out in item 1 of Schedule 3 (which for the avoidance of doubt includes PFG) and “Other Noteholder” means each Noteholder except for PFG.

“Noteholder Warrants” means the warrants granted by the Borrower to the Noteholders (or associated or affiliated entities nominated by them) dated on or around 30 May 2012.

“Obligations” means the Convertible Notes, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by an Obligor to PFG or any other Noteholder, including obligations and covenants intended to survive the termination of this Agreement, whether evidenced by this Agreement, a Convertible Note Certificate or any note or other instrument or document, or otherwise, including indebtedness under any obligation to purchase equity derivatives purchased or otherwise issued to PFG or any other Noteholder from time to time, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by PFG in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Facility Document.

“Obligors” means the Borrower and the Guarantors.

“Ordinary (or “ordinary”) course of business” and derivatives shall apply to an action taken or an action required to be taken and not taken by or on behalf of the Borrower. An action will not be deemed to have been taken in the "ordinary course of business" unless: (a) such action is consistent with its past practices (if such type of action has been taken in the past and, if not, such action shall be deemed not in the ordinary course of business) and is similar in nature and magnitude to actions customarily taken by it; (b) such action is taken in accordance with sound and prudent business practices in its jurisdiction of organization; and (c) such action is not required to be authorized by its shareholders and does not require any other separate or special authorization of any nature other than resolution of the relevant Person's board of directors.

“Payment” means all checks, wire transfers and other items of payment received by a Noteholder for credit to Borrower's outstanding Obligations.

“Permitted Indebtedness” means

(i)     the Convertible Notes and other Obligations;

(ii)    the Westpac Loan up to a maximum principal indebtedness of A$1,400,000;

(iii)   the WHSP Loan up to a maximum principal indebtedness of A$6,500,000;

(iv)   not used;

(v)    Indebtedness existing on the date hereof and shown on Exhibit A hereto;

(vi)   any Subordinated Debt (including for the avoidance of doubt Subordinated Debt contemplated by Section 4.15);

 (vii) any other Indebtedness secured by Permitted Security Interests;

(viii) Indebtedness incurred between and among Obligors;

(ix)    the unsecured interest bearing loan notes which are convertible into Shares and which are currently held by Alpha/Whalehaven and others, up to a maximum principal amount of $2.6 million;

(x)     the unsecured interest bearing loan notes which are convertible into Shares and which are currently held by Chardan, up to a maximum principal amount of $750,000; and

(xi)    any other unsecured interest bearing loan notes which may be convertible to Shares, subject to those notes being subordinated in form and substance acceptable to PFG in its absolute discretion.

“Permitted Investments” are:

(i)      Investments (if any) shown on Exhibit A and existing on the date hereof;

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Partners for Growth	Convertible Note Facility Agreement

(ii)     marketable direct obligations issued or unconditionally guaranteed by the United States or Australia or its or their agencies or any State thereof maturing within 1 year from its acquisition;

(iii)    commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc;

(iv)   bank certificates of deposit issued maturing no more than 1 year after issue;

(v)   Investments made by an Obligor in any Subsidiary that is not an Obligor up to an amount of A$150,000 in any 12 month period (when taken together with all other Investments made by any Obligor in that Subsidiary) (except that no such Investments may be made by an Obligor in respect of Project Solar); and

(vi)  Investments made by an Obligor in any other Obligor.

“Permitted Joint Ventures” means:

(i)     the joint ventures or partnerships shown on Exhibit A and existing on the date hereof; and

(ii)    any other joint venture or partnership consented to by PFG (such consent to be at PFG's absolute discretion).

“Permitted Security Interests” means the following:

(i)      the General Security Deed;

(ii)     purchase money security interests, retention of title or Romalpa clauses in specific items of Equipment or Inventory (including supplier or sub-contractor liens arising in the Ordinary course of business);

(iii)    leases of specific items of Equipment listed and shown on Exhibit A hereto and any other leases of Equipment so long as the aggregate value of all Indebtedness in relation to such leases does not exceed A$500,000;

(iv)   Security Interests for taxes not yet payable;

(v)    additional Security Interests consented to in writing by PFG, which consent may not be unreasonably withheld or delayed. PFG will have the right to require, as a condition to its consent under this subparagraph (v), that the holder of the additional Security Interest execute a subordination and/or priority agreement on PFG's then standard form in which such holder: (A) acknowledges that such holder's security interest and Security Interest is subordinate to the security interest and Security Interest in favor of PFG, (B) agrees not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and (C) so long as any Obligations remain outstanding, agrees to not demand or accept payments from Borrower except to the extent PFG may otherwise consent in its sole business discretion. Borrower agrees that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement;

(vi)  a Security Interest arising by operation of law in the ordinary course of day-to-day trading which does not secure Indebtedness;

(vii) a banker's lien or right of set-off or combination arising by operation of law over property or money deposited with a bank or financial institution in the ordinary course of ordinary business;

(viii) not used; and

(ix)   a Security Interest provided for by a transfer of an account or chattel paper, a commercial consignment or a PPS lease (as defined in the Personal Property Securities Act 2009 (Cth)) provided the transaction does not in substance secure payment or performance of an obligation.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“PIK Period” has the meaning given to that term in Convertible Note Condition 2.

“Potential Event of Default” means an event which would become an Event of Default with the giving of notice or the passage of time.

“Power” means any right, power, discretion or remedy of PFG under any Facility Document or applicable law.

“Project Solar” the Italian solar energy project and corresponding financing undertaken by Eco-Kinetics Netherlands Holding. B.V., a subsidiary of the Borrower.

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Partners for Growth	Convertible Note Facility Agreement

“reasonable” or “reasonably” in relation to actions taken or proposed to be taken by PFG shall be deemed to mean a standard of case measured by what an ordinary lender would do (or not do) in similar circumstances with similar contractual rights.

“Redeemed” means, in respect of the Convertible Notes, redeemed in accordance with Convertible Note Condition 6 and “Redemption” and “Redeem” shall be construed accordingly.

“Related Bodies Corporate” has the meaning given to that term by section 9 of the Corporations Act.

“Relevant Businesses” has the meaning given to that term in Section 4.13.

“Representations Letter” means the written Representations and Warranties letter provided by Borrower to PFG and identified in Section 5 of Schedule 1.

“RES” means RES Southern Cross Pty Ltd, an Australian corporation.

“Respective Proportions” means, in relation to each Noteholder, the percentage set out in column 3 of the table in item 1 of Schedule 3 opposite that Noteholder.

“Sales Process” has the meaning given to that term in Section 4.13.

“Second Amendment Date” has the meaning given to the term "Effective Date" in the Second Deed of Amendment and Restatement.

“Second Deed of Amendment and Restatement” means the deed of amendment and restatement dated on or around 12 February 2013 between the Obligors and the Noteholders.

“Secured Property” means the property, for the time being subject to the Security.

“Security” means each of the following which has been granted at the time in favor of PFG to secure the payment and performance of the Obligations: (a) General Security Deed; (b) the guarantee and indemnity contained in Section 2 of this Agreement; and (c) each other security granted to PFG from time to time to further and better secure the Obligations, and any document or agreement entered into or given under any of the above or for the purpose of amending, replacing or novating any of the above. It includes a written undertaking by an Obligor to PFG under or in relation to any of the above.

“Security Interest” means an interest or power: (a) reserved in or over any interest in any asset including, but not limited to, any retention of title; or (b) created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge (whether fixed or floating), hypothecation, lien, pledge, caveat, trust or power by way of security for the payment of debt or any other monetary obligation or the performance of any other obligation and includes, but is not limited to, any agreement to grant or create any of the above.

“Security Trust Deed” means the security trust deed dated 31 May 2012 between the Obligors, PFG (as security trustee) and the Noteholders.

“Shares” mean shares in the capital of the Borrower.

“Subordinated Debt” means debt incurred by Borrower subordinated to Borrower's Obligations to PFG and the Other Noteholders (pursuant to a subordination agreement entered into between PFG, Borrower and the subordinated creditor), on terms acceptable to PFG in its absolute discretion.

“Subsidiary” has the meaning set out in the Corporations Act.

“Standstill Letter” means the standstill letter dated 24 October 2012 between PFG and the Borrower.

“Tax” means any present or future tax, levy, impost, deduction, charge, duty, compulsory loan or withholding of whatever kind and whether direct or indirect, including but not limited to income tax, capital gains tax, recoupment tax, land tax, sales tax, goods and services tax, payroll tax, tax installment deduction, fringe benefits tax, group tax, profit tax, interest tax, property tax, undistributed profits tax, withholding tax, municipal rates, stamp duty or similar impost, import duty (and any related interest, penalty, fine or expense in connection with any of them) levied or imposed by any Governmental Body.

“Thai Solar Project” has the meaning given to that term in Section 4.5(xvii).

“Trivial” and “Non-trivial” mean trivial and non-trivial, respectively, from the perspective of a reasonable lender in PFG's position, as reasonably determined by PFG, and "Non-trivial" includes a significantly lesser level of significance than does the term "material".

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Partners for Growth	Convertible Note Facility Agreement

“USD$” and “USD” means the lawful currency of the United States of America from time to time.

“Westpac Finance Documents” means the Westpac Loan Agreement and any Westpac Security Interest granted by an Obligor to the Westpac in support of the Westpac Loan.

“Westpac Loan” means the Indebtedness made available by Westpac Banking Corporation Limited pursuant to the Westpac Loan Agreement.

“Westpac Loan Agreement” means the business finance loan agreement dated 1 November 2011 between Westpac Banking Corporation Limited and Eco-Kinetics Pty Ltd ACN 123 950 256.

“Westpac Securities” means any Security Interest provided by an Obligor in relation to or in support of the Westpac Loan.

“WHSP Loan” means the Indebtedness made available to the Borrower pursuant to a letter of agreement dated 9 February 2011 between the Borrower and Washington H. Soul Pattinson and Company Limited ABN 49 000 002 728.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with the Accounting Standards, consistently applied.

8.    GENERAL PROVISIONS.

8.1   Confidentiality. Each Noteholder agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by the Noteholder from the Obligors, which indicates that it is confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that the Noteholder may disclose such information (i) to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom the Noteholder shall at any time be required to make such disclosure in accordance with applicable law or legal process provided such individuals are bound by similar confidentiality obligations, and (ii) in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with an Obligor or any other Person relating to an Obligor. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of the Noteholders relating to Borrower.

8.2   Interest Computation. In computing interest on the Obligations, all Payments received after 12:00 Noon, Pacific Standard Time or Pacific Daylight Time (as the case may be), on any day shall be deemed received on the next Business Day.

8.3   Payments and Currency. Subject to the provisions contained elsewhere in this Agreement, all Payments may be applied, reversed and/or re-applied, to the Obligations, in such order and manner as PFG shall determine in its absolute discretion. For the avoidance of doubt, the Convertible Notes (and the Face Value) will be made available in USD and is repayable in such currency (along with all interest and fees payable under or in respect of the Convertible Notes) where indicated.

8.4   Charges to Accounts. PFG may, in its reasonable discretion, require the Borrower pay monetary Obligations in cash to PFG or any other relevant Noteholder, which, if not paid by the Borrower within three (3) Business Days of the earlier of their due date or a demand by PFG, may be charged to Borrower's account, in which event they will bear interest at the same rate applicable to the Notes.

8.5   Monthly Accountings. PFG shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by PFG), unless Borrower notifies PFG in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

8.6   Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally, or by reputable private delivery service, or by regular first-class mail, or certified mail return receipt requested, or by fax to the most recent fax number a party has for the other party (and if by fax, sent concurrently by one of the other methods provided herein), or by electronic mail to the most recent electronic mail address for Borrower provided for the chief financial officer or financial controller executing the Representations Letter (and if by electronic mail, with a read receipt), addressed to each Notholder or Borrower at the addresses shown in the heading to this Agreement (in respect of each Borrower) and the address shown in Schedule 3 (in respect of each Noteholder, in the Representations Letter or at any other address designated in writing by one party to the other party). Any such notice given by Borrower to a Noteholder shall be addressed to that Noteholder and copied to PFG. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of three Business Day following delivery to the private delivery service, two (2) Business Days following postage thereof within the contiguous United States, or five (5) Business days following postage for all international express mail, or on the first business day of receipt during business hours in the case of notices sent by fax or electronic mail (provided that electronic mail shall only be deemed to be received upon a return confirmation or reply electronic mail message being provided by the recipient to the sender), as provided herein.

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Partners for Growth	Convertible Note Facility Agreement

8.7   Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

8.8   Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and PFG and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

8.9   Waivers; Indemnity. The failure of PFG or the Other Noteholders at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Facility Document shall not waive or diminish any right of PFG or the Other Noteholders later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Facility Document shall be deemed to have been waived by any act or knowledge of PFG or the Other Noteholder or their agents or employees, but only by a specific written waiver signed by an authorized officer of PFG or the Other Noteholders and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Facility Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by a Noteholder on which Borrower is or may in any way be liable, and notice of any action taken by a Noteholder, unless expressly required by this Agreement. Borrower hereby agrees to indemnify each Noteholder and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between a Noteholder and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee's own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

8.10 No Liability for Ordinary Negligence. No Noteholder, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing a Noteholder shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of a Noteholder, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing a Noteholder, but nothing herein shall relieve the Noteholder from liability for its own gross negligence or willful misconduct.

8.11 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by the parties to this Agreement.

8.12 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

8.13 Attorneys Fees and Costs. Borrower shall reimburse each Noteholder for all reasonable attorneys' fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by PFG, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs each Noteholder incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Secured Property or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce the Security; and otherwise represent a Noteholder in any litigation relating to Borrower except that a Noteholder will not be entitled to be reimbursed for any internal Noteholder issue that is not related to or caused by Borrower or a Facility Document. If a Noteholder or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys' fees and costs to which a Noteholder may be entitled pursuant to this Section 8,13 shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

24

Partners for Growth	Convertible Note Facility Agreement

8.14 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and PFG; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of PFG, and any prohibited assignment shall be void. No consent by PFG to any assignment shall release Borrower from its liability for the Obligations. Each Noteholder may assign, novate, transfer, sub-participate or otherwise dispose of or deal with all or any part of its rights or obligations under a Facility Document without being required to obtain the consent of the Obligors or to provide any prior notice to the Obligors (and in these circumstances, the Obligors will execute such documents and do such acts as may reasonably be required by the Noteholders so long as the Obligor's rights or obligations under this document are not adversely affected). The Borrower represents and warrants that while its Shares are listed on NASDAQ, other than restrictions on transfer as may apply under the US securities laws, there are no restrictions on transfer applicable to the Shares (following Conversion) and no opinion of counsel shall be required of PFG for removal of any restrictive legends applicable to the Conversion Shares,

8.15 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

8.16 Limitation of Actions. Any claim or cause of action by Borrower against a Noteholder, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other Facility Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, incurred, done, omitted or suffered to be done by a Noteholder, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by: (a) the filing of a complaint within one year after the earlier to occur of: (i) the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based; or (ii) the date this Agreement is terminated; and (b) the service of a summons and complaint on an officer of the Noteholder, or on any other person authorized to accept service on behalf of the Noteholder, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of PFG in its sole discretion. This provision shall survive any termination of this Agreement or any other Facility Document.

8.17 Correction of Facility Documents. PFG may correct patent errors and fill in any blanks in the Facility Documents consistent with the agreement of the parties so long as PFG provides the Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both PFG and Borrower.

8.18 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and PFG acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against PFG or Borrower under any rule of construction or otherwise. References to "Borrower" are construed to mean "each Borrower", unless otherwise expressly specified. Amounts set off in brackets or parentheses are negative. The word "shall" is mandatory, the word "may" is permissive, and the word "or" is not exclusive. Identical terms in a Schedule shall be governed by the terms of the applicable Schedule.

8.19 Withholding; Gross-up. All payments to be made by Borrower under this Agreement, whether in respect of principal, interest, fees or otherwise, shall (save insofar as required by law to the contrary) be paid in full without any set-off or counterclaim and free and clear of and without any deduction or withholding or payment for or on account of any taxes that may be imposed in Australia or in any other jurisdiction from which payment may be made by Borrower under this Agreement. If Borrower shall be required by law to effect any deduction or withholding or payment as aforesaid from or in connection with any payment made under this Agreement for the account of a Noteholder then: (a) Borrower shall promptly notify PFG upon becoming aware of the relevant requirements to deduct any such deduction or withholding or payment; (b) Borrower shall ensure that such deduction or withholding or payment does not exceed the minimum legal liability therefor, shall remit the amount of such tax to the appropriate taxation authority and shall forthwith pay to the Noteholder such additional amount as will result in the immediate receipt by the Noteholder of the full amount which would otherwise have been receivable hereunder had no such deduction or withholding or payment been made; and (c) Borrower shall not later than 50 days after each deduction or withholding or payment of any taxes forward to PFG documentary evidence reasonably required by PFG in respect of the payment of any such taxes.

25

Partners for Growth	Convertible Note Facility Agreement

8.20 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of PFG and Borrower shall be governed by the laws of the State of Victoria, Australia. Each party: (a) submits to the non-exclusive jurisdiction of the courts of Victoria and any court that may hear appeals from those courts; and (b) waives any right it might have to object to an action being brought in those courts including, but not limited to, that those courts are an inconvenient forum.

8.21 Appointment by Noteholders of PFG as its Attorney. Each Other Noteholder irrevocably appoints PFG and each of its Officers individually as its attorney (and agrees to formally approve all action taken by an attorney) to: (i) except in relation to the subscription for or conversion of Convertible Notes, do anything which is necessary to enforce any Noteholders' rights under this Agreement or any other Facility Document; (ii) except for this Agreement, sign any Facility Document and any other document contemplated by or ancillary to a Facility Document on its behalf (including without limitation the Intercreditor Agreement); and (iii) amend any Facility Document, or grant any waiver or release of or under a Facility Document, except if the amendment, waiver or release would: (A) increase the number or Face Value of or with respect to Convertible Notes that is required to be subscribed for by the Noteholders; and (B) change the date, amount, priority or order of any payment to, a Noteholder, in each case without the consent of that Noteholder.

8.22 PFG as administrator.

(a)  Except in relation to: (i) the obligation of a Noteholder to subscribe for a Convertible Note; or (ii) the decision by a Noteholder to convert some or all of their Convertible Notes (“Reserved Matters”), each Noteholder agrees that PFG is irrevocably appointed to act as administrator and controller in respect of the Facility Documents and shall have the sole discretion to exercise any rights, obligations or discretions under this Agreement without consultation with or prior written approval by the Noteholders (and PFG need not seek the instructions of, or consult with, any Noteholder (but may do so)).

(b)  Except with respect to Reserved Matters, any action taken by PFG under a Facility Document binds all Noteholders. The parties agree that no Obligor need to enquire whether any instructions from Noteholders have been given to PFG or as to the terms of those instructions in respect of any action or decision taken by PFG under a Facility Document (except with respect to Reserved Matters).

(c)  The Noteholders agree and acknowledge that PFG owes no fiduciary or other duty or responsibility except as expressly provided in a Facility Document. PFG and its officers, employees, agents, attorneys and are neither responsible to, nor will be liable (whether in negligence or on any other ground) in respect of, any of the following whether before or after the date of this Agreement: (i) any conduct relating to any loan proposal, prospectus, offering circular, information memorandum or other information, any document or agreement or any transaction; (ii) the value, effectiveness, genuineness, enforceability or sufficiency of any document or agreement or any transaction; (iii) any default by any Obligor; and (iv) any action taken or not taken by it or them under any Facility Document except in the case of its or their own wilful misconduct or gross negligence. PFG may be a Noteholder in its private or another capacity. As a Noteholder, PFG has the same rights as any other Noteholder. The Noteholders acknowledge and agree that they have made will continue to make, independently and without reliance on PFG or any other Noteholder its own investigations of the Obligors its own analyses and decisions whether to enter the Facility Documents or to take or not take action under them. PFG shall provide to each Noteholder a copy of each material notice, report and other document given to it under any Facility Document (and each Obligor authorises PFG to do so).

(d)  For the avoidance of doubt and notwithstanding any provision in the Agreement to the contrary, no Noteholder is obliged to fund ay shortfall or have any obligation in relation to another Noteholder's failure to subscribe for their Respective Proportions of Convertible Notes.

(e)  All decisions regarding the response to an Event of Default, including without limitation the decision to institute legal proceedings against the Borrower or any Guarantor, to require the Convertible Notes to be Redeemed, or to exercise any other rights or remedies with respect to, the Facility Documents or the Secured Property, shall be made by PFG in its sole discretion. Each Other Noteholder hereby irrevocably undertakes to PFG that it will not take or attempt to take or join any action (including any demand or court application) in relation to the Facility Documents which is inconsistent with, interferes with, or otherwise seeks to hinder, frustrate or prevent the exercise of any rights or remedies by PFG in relation to the Facility Documents or the Secured Property.

26

Signature page to Convertible Note Facility Agreement

EXECUTED as an agreement.

[The rest of this page is intentionally blank]

EXECUTED as a DEED

Executed by CBD Energy Limited
pursuant to section 127 of the
Corporations Act:

/s/ Gerard McGowan	/s/ Richard Pillinger
Signature of Director	Signature of Secretary

Gerard McGowan	Richard Pillinger
Name of Director	Name of Secretary

Executed by CBD Solar Pty Ltd pursuant
to section 127 of the Corporations Act:

/s/ Gerard McGowan	/s/ Richard Pillinger
Signature of Director	Signature of Secretary

Gerard McGowan	Richard Pillinger
Name of Director	Name of Secretary

Executed by CBD Labs Pty Ltd pursuant
to section 127 of the Corporations Act:

/s/ Gerard McGowan	/s/ Richard Pillinger
Signature of Director	Signature of Secretary

Gerard McGowan	Richard Pillinger
Name of Director	Name of Secretary

Executed by Larkden Pty Ltd pursuant
to section 127 of the Corporations Act:

/s/ Gerard McGowan	/s/ Richard Pillinger
Signature of Director	Signature of Secretary

Gerard McGowan	Richard Pillinger
Name of Director	Name of Secretary

Executed by Parmac Air-Conditioning &
Mechanical Services Pty Ltd pursuant to
section 127 of the Corporations Act:

/s/ Gerard McGowan	/s/ Richard Pillinger
Signature of Director	Signature of Secretary

Gerard McGowan	Richard Pillinger
Name of Director	Name of Secretary

Executed by Capacitor Technologies Pty
Ltd pursuant to section 127 of the
Corporations Act:

/s/ Gerard McGowan	/s/ Richard Pillinger
Signature of Director	Signature of Secretary

Gerard McGowan	Richard Pillinger
Name of Director	Name of Secretary

Executed by eco-Kinetics Pty Ltd
pursuant to section 127 of the
Corporations Act:

/s/ Gerard McGowan	/s/ Richard Pillinger
Signature of Director	Signature of Secretary

Gerard McGowan	Richard Pillinger
Name of Director	Name of Secretary

Executed by eco-Kinetics Group Pty Ltd
pursuant to section 127 of the
Corporations Act:

/s/ Gerard McGowan	/s/ Richard Pillinger
Signature of Director	Signature of Secretary

Gerard McGowan	Richard Pillinger
Name of Director	Name of Secretary

Executed by eco-Kinetics Energy
Systems Pty Ltd:

/s/ Gerard McGowan
Signature of Sole Director and Secretary

Gerard McGowan
Name of Sole Director and Secretary

Executed for and on behalf of CHATHAM
ISLAND WIND LIMITED by:

/s/ Gerard McGowan
Signature of Director

Gerard McGowan
Name of Director

PARTNERS FOR GROWTH III, LP.

By	/s/ Andrew Kahn

Name:	Andrew Kahn

Title:	Manager, Partners for Growth III, LLC
Its General Partner

Arnold Bloch Leibler	Second Deed of Amendment and Restatement | Page 16
Ref: BNM: DLM 011720976
ABL/2636636v5